                                  EXHIBIT 10.5

                    AN APPRAISAL OF THE SUPER 8 MOTEL IN
                    MINER, MISSOURI

                    for

                    HOST FUNDING, INC.

                    AS OF DECEMBER 1, 1994



Copyright 1994, Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois 60603, U.S.A.

All rights reserved.

                                  [Letterhead]


December 27, 1994

Mr. John Phillips
President
Host Funding, Inc.
7825 Fay Avenue, Suite 250
LaJolla, California  92037

                                                                    312-507-5993

Re:  Super 8 Motel, Miner, Missouri

Dear Mr. Phillips:

In accordance with your request, we have performed a complete self-contained narrative appraisal of the Super 8 Motel located in Miner, Missouri. It is a limited service hotel with 63 rooms situated on 87,120 square feet of land.

The purpose of this appraisal is to estimate the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that the report is to be used for securitization purposes. A copy of this report may be distributed to Mr. Guy Hatfield of All American Group LP, and may be included, or referred to, in a Securities and Exchange Commission Filing. This report can only be used for the purposes stated and only by our client and the listed third parties.

The accompanying report, of which this letter is a part, describes the building improvements and methods of appraisal, and contains pertinent data considered in reaching our value conclusions. The opinion of value is subject to the attached certification and statement of general assumptions and limiting conditions.

Based on our analysis, the market value of the fee simple interest in the subject property on a going-concern basis, as of December 1, 1994, was:

                TWO MILLION NINE HUNDRED THIRTY THOUSAND DOLLARS
                                   $2,930,000

Our appraisal of the property, including basic assumptions and limited conditions, is detailed in the attached report.

Very truly yours,

                                TABLE OF CONTENTS


LETTER OF TRANSMITTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS . . . . . . . . . . . . . . . . . . . 3
CERTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS . . . . . . . . . . . 6
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  Property Appraised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  Property Rights Appraised. . . . . . . . . . . . . . . . . . . . . . . . . . 8
  Purpose and Function of the Appraisal. . . . . . . . . . . . . . . . . . . . 8
  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Ownership History. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Date of Value. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Scope of the Appraisal . . . . . . . . . . . . . . . . . . . . . . . . . . .10
  Marketing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
DESCRIPTION AND ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . .11
  Site Description . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
  Improvement Description. . . . . . . . . . . . . . . . . . . . . . . . . . .11
  Property Taxes and Assessments . . . . . . . . . . . . . . . . . . . . . . .13
  Zoning and Other Use Restrictions. . . . . . . . . . . . . . . . . . . . . .13
  Area Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
  Neighborhood Analysis. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
MARKET ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
  Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
  Market Segments/Competitive Supply . . . . . . . . . . . . . . . . . . . . .18
  Average Daily Rate and Occupancy . . . . . . . . . . . . . . . . . . . . . .19
HIGHEST AND BEST USE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
VALUATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
COST APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
  Site Valuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
  Valuation of Improvements. . . . . . . . . . . . . . . . . . . . . . . . . .29
SALES COMPARISON APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . . .32
  Summary of the Sales Comparison Approach . . . . . . . . . . . . . . . . . .34
INCOME CAPITALIZATION APPROACH . . . . . . . . . . . . . . . . . . . . . . . .35
  Market and Subject Operating Trends. . . . . . . . . . . . . . . . . . . . .36
  Income and Forecast Assumptions. . . . . . . . . . . . . . . . . . . . . . .38
  Expenses Analysis. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
  Direct Capitalization Method . . . . . . . . . . . . . . . . . . . . . . . .41
  Discounted Cash Flow Method. . . . . . . . . . . . . . . . . . . . . . . . .43
  Conclusion of the Income Capitalization Approach . . . . . . . . . . . . . .45
RECONCILIATION AND FINAL VALUE ESTIMATE. . . . . . . . . . . . . . . . . . . .46
ADDENDA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Property Name:                          Super 8 Motel

Location:                               2609 East Malone
                                        Miner, Missouri

Owner of Record:                        Guy Hatfield

Real Estate Tax Identification Code:    18 5.0 22.00 002 002 002.00

Date of Valuation:                      December 1, 1994

Purpose and Function of the Appraisal:  Estimate the market value of the fee simple interest on a going-
                                        concern basis for securitization
                                        purposes.

Interest Appraised:                     Fee simple on a going concern basis

Land Area:                              87,120 square feet

Building Description:                   Two story, Class D, limited service
                                        hotel with 63 rooms, wood frame hotel
                                        with masonite exterior walls, painted
                                        hardwood exterior trim, painted drywall
                                        interior, asphalt shingled gable roof

Year Completed/Renovated:               1985

Amenities:                              Continental breakfast, guest fax
                                        services, HBO and cable TV, free local
                                        calls, VIP frequent stayer program

Highest and Best Use
   AS VACANT:                           Improve with a commercial use
   AS IMPROVED:                         Current Use

Year of Stabilization:                  FY 1996 (DECEMBER 1, 1995 THROUGH
                                        NOVEMBER 30, 1996)
   OCCUPANCY:                           85%
   AVERAGE DAILY RATE:                  $39.66

Indications of Value
   COST APPROACH:                       $2,930,000
   SALES COMPARISON APPROACH:           $2,550,000
   INCOME CAPITALIZATION APPROACH:      $2,930,000
      Direct Capitalization Method:     $2,990,000
      Discounted Cash Flow Method:      $2,860,000


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  3

Final Value Opinion:                    $2,930,000

Unit Value Conclusion
   PER ROOM:                            $46,500 (rounded)
   PER SQUARE FOOT:                     $135.00 (rounded)

Allocation of Value:                    Real Property:              $1,252,000
                                        Personal Property:             268,000
                                        Business Value:              1,410,000
                                                                    ----------
                                        Total:                      $2,930,000


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  4

                                  CERTIFICATION

We certify that, to the best of our knowledge and belief,

     the statements of fact contained in this report are true and correct;

     the reported analyses, opinions, and conclusions are limited only by the accompanying limiting conditions and assumptions, and are our personal, unbiased professional analyses, opinions, and conclusions;

     we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved;

     our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this report;

     our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice;

     as of the date of this report, William J. Carter has completed the requirements of the continuing education program of the Appraisal Institute;

     a personal inspection of the property that is the subject of this report was made by Bryan T. Clark on December 1, 1994;

     William J. Carter and Kimberly L. Sass did not inspect the property that is the subject of this report;

     no one provided significant professional assistance to the persons signing this report; and that we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.



                                ----------------------------------------------
                                William J. Carter, MAI
                                Participating Principal - Real Estate Services Review Appraiser



                                ----------------------------------------------
                                Kimberly L. Sass
                                Manager - Real Estate Services
                                Review Appraiser


-------------------------
Bryan T. Clark
Staff Appraiser


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  5

                  STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING
                                   CONDITIONS

This appraisal report is subject to the following general assumptions and limiting conditions:

1. No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is further assumed to be free and clear of liens, easements, encroachments and other encumbrances unless otherwise stated, and all improvements are assumed to lie within property boundaries.

2. Information furnished by others, upon which all or portions of this report are based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

3. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can readily be obtained, or renewed for any use on which the value estimates provided in this report are based.

4. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental, and similar laws and regulations is assumed, unless otherwise stated.

5. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof.

6.   Responsible ownership and competent property management are assumed.

7. The allocation, if any, in this report of the total valuation among components of the property applies only to the program of utilization stated in this report. The separate values for any components may not be applicable for any other purpose and must not be used in conjunction with any other appraisal.

8. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

9. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that affect value. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

10. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

11. Neither Arthur Andersen LLP nor any individuals signing or associated with this report shall be required by reason of this report to give further consultation, to provide testimony or appear in court or other legal proceedings, unless specific arrangements therefor have been made.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  6

12. This appraisal has been made in conformance with, and is subject to, the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice.

13. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including without limitation any conclusions as to value, the identity of Arthur Andersen LLP or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen LLP.

14. We have not been engaged nor are qualified to detect the existence of hazardous material which may or may not be present on or near the property. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the property. The value estimate herein is predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

15. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the opinion letter at the front of this report. Our value opinion is based on the purchasing power of the United States' dollar as of this date.

16. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

17. Arthur Andersen & Co's maximum liability relating to services rendered for this engagement (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen LLP for its services under this agreement. In no event shall Arthur Andersen LLP be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

18. Client shall indemnify and hold Arthur Andersen LLP and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen LLP personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen LLP at any time and in any way arising out of a breach by client of its obligations under this agreement.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  7

                                  INTRODUCTION

PROPERTY APPRAISED

The Super 8 Motel is a limited service motel with 63 rooms located at 2609 East Malone, Miner, Missouri. The improvements were completed in 1985 and consist of approximately 21,696 square feet and occupy approximately 87,120 square feet of land. A copy of the legal description is located in the Addenda.

PROPERTY RIGHTS APPRAISED

Since the property is appraised as a going-concern, we assume all property rights which can be owned are included in our estimate of market value. The property rights included are as follows:

     1.   RIGHTS IN REAL ESTATE
          -    LAND, SITE IMPROVEMENTS AND BUILDING IMPROVEMENTS;

     2.   RIGHTS IN TANGIBLE PERSONAL PROPERTY
          -    FURNITURE, FIXTURES AND EQUIPMENT;

     3.   RIGHTS TO INTANGIBLE PERSONAL PROPERTY (BUSINESS-RELATED ASSETS)
          -    MANAGEMENT CONTRACTS, FRANCHISE AGREEMENTS AND GOODWILL

Any separate indications that are developed as an allocation of total value on a going-concern basis are not meant to reflect the intrinsic value of each component if sold on a liquidation basis. Rather, they should be interpreted as the approximate contributory value to overall property value as a going-concern.


PURPOSE AND FUNCTION OF THE APPRAISAL

This report estimates the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that this information will be used for securitization purposes.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  8

DEFINITIONS

Our appraisal conclusions are subject to the definition of value below and the Statement of General Assumptions and Limiting Conditions that follows the Certification. Market value, as used herein, is defined as:

     THE MOST PROBABLE PRICE, AS OF A SPECIFIED DATE, IN CASH, OR IN TERMS EQUIVALENT TO CASH, OR IN OTHER PRECISELY REVEALED TERMS, FOR WHICH THE SPECIFIED PROPERTY RIGHTS SHOULD SELL AFTER REASONABLE EXPOSURE IN A COMPETITIVE MARKET UNDER ALL CONDITIONS REQUISITE TO FAIR SALE, WITH THE BUYER AND SELLER EACH ACTING PRUDENTLY, KNOWLEDGEABLY AND FOR SELF-INTEREST, AND ASSUMING THAT NEITHER IS UNDER UNDUE DURESS.

Except as noted, this definitions and other definitions of appraisal terminology in this report are taken from THE APPRAISAL OF REAL ESTATE, Tenth Edition, Appraisal Institute.

Going-concern value, as used herein, is defined as:

          THE VALUE CREATED BY A PROVEN PROPERTY OPERATION; CONSIDERED AS A SEPARATE ENTITY TO BE VALUED WITH A SPECIFIC BUSINESS ESTABLISHMENT.

This definition of appraisal terminology is taken from THE DICTIONARY OF REAL ESTATE APPRAISAL, Third Edition, Appraisal Institute.

OWNERSHIP HISTORY

All American Group Limited Partnership is the name of the entity who currently owns the Super 8 Motel in Miner, Missouri. Guy Hatfield is the majority owner in the property and originally bought it in 1984. Many fractional interests have been exchanged since the original purchase of the property, but Guy Hatfield is still the majority owner.

DATE OF VALUE

The property was inspected by Bryan T. Clark on December 1, 1994 and the effective date of our value opinion is December 1, 1994. The property was not inspected by William J. Carter or Kimberly L. Sass.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  9

SCOPE OF THE APPRAISAL

This is a complete, self-contained narrative appraisal which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics of the Appraisal Institute.

We have assumed that the operating information provided by our client accurately reflects the historical operating performance of the subject.

In the course of our investigation, we consulted county and city offices for information about zoning and growth trends, we contacted the county assessor's office for tax and assessment data, examined the market area and inspected the property to evaluate its condition, functional qualities, and market appeal. We also surveyed competitive properties and consulted local real estate offices for comparable sales, offerings, and operating expense information. When possible, we inspected those sales and offerings considered to be within or similar to the subject market and otherwise comparable. We attempted to confirm the chosen comparable sales with the seller, buyer, broker, participating attorney or local reliable appraiser. Finally, we collated and applied the resulting information in the valuation process.

MARKETING TIME

Marketing time is the "REASONABLE AMOUNT OF TIME IT MIGHT TAKE TO SELL AN INTEREST IN REAL PROPERTY AT ITS ESTIMATED MARKET VALUE DURING THE PERIOD IMMEDIATELY AFTER THE EFFECTIVE DATE OF THE APPRAISAL." The hotel industry has shown good improvement in the last year and a half with many buyers in the market. Some of the most sought after properties are chain affiliated limited service properties with good cash flows. Since the subject is a Super 8, has a good cash flow history and is a highway motel, we believe a marketing time of 8 to 12 months is considered reasonable. This estimate is supported by Second Quarter 1994 Korpacz and CB Commercial Investor Surveys.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  10

                            DESCRIPTION AND ANALYSIS
SITE DESCRIPTION

Location:                               2609 East Malone
                                        Miner, Missouri

Shape:                                  Irregular

Frontage:                               Along East Malone

Size:                                   87,120 square feet

Access/Visibility:                      Good/Excellent

Topography:                             Basically level

Apparent Soil and Subsoil Conditions:   None observed

Flood Plain:                            Zone AH, 100 year flood zone

Utilities:                              All available

Easements:                              In addition to the typical utility
                                        easements which are found on commercial
                                        properties, the Super 8 Motel has a
                                        street which runs along the eastern edge of the property boundary which is owned by the City of Miner, and is utilized for ingress and egress to the factory outlet mall which are located directly behind the Super 8.

IMPROVEMENT DESCRIPTION

Date of Construction:                   1985

Area & Room Mix
   GROSS AREA:                          21,696 square feet (estimated)

   ROOM MIX:                            Queens                      36
                                        Double/Doubles              27
                                                                    --
                                        Total                       63

Meeting Space:                          None

Elevators:                              None

Fire Protection:                        Smoke alarms, fire extinguishers and
                                        emergency lighting


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  11

General Construction Features:          Wood frame structure with exterior walls
                                        consisting of masonite accented by
                                        painted hardwood trim, gable roof with
                                        asphalt shingles.  Painted drywall is
                                        used for the interior walls and the
                                        ceilings.  Commercial grade carpeting
                                        with baseboard trim, and ceramic tile
                                        floors are found in the hallways and the main lobby.

Interior Features:                      Carpeting, ceramic tile, linoleum tile,
                                        incandescent and fluorescent lighting in the common areas, incandescent lighting in the guest rooms.

Common Areas:                           Front desk, manager's office, lobby with
                                        television and couches, small storage
                                        areas for linens and supplies,
                                        mechanical room with water boiler,
                                        laundry room.

Site Improvements:                      Asphalt and concrete parking, concrete
                                        sidewalks and curbs near the front
                                        entrance, moderate landscaping around
                                        the perimeter of the building, parking
                                        bumpers, highway signage, and a
                                        satellite dish.

Overall Condition:                      The rooms in the Super 8 Motel appeared
                                        to be very clean and well maintained.
                                        Within the last couple of years, several of the rooms have been updated with new drapes and bedspreads, new TV's, lamps, recliners, furniture, and carpeting.
                                        New carpeting was put in the common
                                        hallways and stairwells.  The exterior
                                        was recently painted, there was a new
                                        highway sign installed, and a recent
                                        roof repair completed.  Parking was
                                        adequate for the number of rooms in the
                                        motel, and appeared to be in good
                                        condition.  Overall, the property is in
                                        very good condition as of the date of
                                        inspection, and does not appear to be
                                        nine years old due to the capital
                                        expenditures which have been
                                        continuously put into the motel.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  12

GRAPH DESCRIPTION:   MINOR REGIONAL MAP WITH AN ARROW POINTING TO THE
                     LOCATION OF THE MOTEL

                             [CRC MAP]


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  13

GRAPH DESCRIPTION:   MINOR REGIONAL MAP WITH AN ARROW POINTING TO THE
                     LOCATION OF THE MOTEL

                             [CRC MAP]


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  14

PROPERTY TAXES AND ASSESSMENTS

The property is assessed by the Scott County Assessor every two years. The assessed value is equal to 32 percent of the market value. Real estate tax bills are sent out in November each year, and the taxes are due by December 31 of that year. The entire tax bill is paid in one installment for both personal and real property. The following table summarizes the assessed value, tax rate and actual property taxes for the last three years. The tax rates listed below are applied per 100 dollars of assessed valuation, and are a combination of both the county and city tax rates for both personal property and real property. Between 1992 and 1994 the assessed values of the real estate have decreased, while the tax rates have increased, resulting in a compounded annual growth in total taxes of approximately 7 percent per year. This is expected to level off and is projected to grow on average 4 percent per year over the projection period.

===================================================================================================================================
            Real Property     Personal Property    Real Estate     Personal Property
Tax Year    Assessed Value    Assessed Value         Tax Rate          Tax Rate        R.E. Taxes        P.P. Taxes     Total Taxes
--------    --------------    --------------     -----------------    -----------   -----------------    ----------     -----------

 1992          $234,360           $21,740             $3.40              $3.07         $7,968.22          $668.09        $8,636.31
 1993           224,740            18,900              3.66               3.34          8,225.49           630.59         8,856.08
 1994           207,580            18,900              4.40               4.18          9,133.52           790.45         9,923.97
===================================================================================================================================

ZONING AND OTHER USE RESTRICTIONS

The property is zoned C-2, Highway Commercial District by the City of Miner Zoning Department. This designation permits a variety of commercial uses including motels, restaurants, automotive service facilities, grocery stores, delicatessens, drive in theaters, gun clubs, race courses, and other commercial uses. Based on our interpretation of the most recent zoning ordinance, the building appears to be a legally conforming use.

AREA OVERVIEW

Miner/Sikeston Missouri is located in the southeast corner of the state of Missouri. It is located approximately 146 miles south of St. Louis, 130 miles north of Memphis, and is in close proximity with the neighboring states of Arkansas, Kentucky, and Tennessee. Access to the city of Miner/Sikeston is provided by Highway 61 and Interstate 55 from the north and south, and
Interstate 57 from the east or west.   The city of Sikeston lies within Scott
County to the north, and New Madrid County to the south. This region of the state is on the fringe of the central Ozarks, and has rolling hills throughout the area. As of 1992, the area had a population of 39,300 for Scott County, and 20,928 for New Madrid County. The area is dominated by wholesale and retail trade, manufacturing, and agriculture.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  15

The southeast corner of the state accounts for less than 2 percent of the total population, and is typically characterized as an environment which goes through little change. Between 1980 and 1990, the population for both Scott and New Madrid Counties changed by less than 2 percent. Historically this region of the state has relied upon small industry and agriculture for its economic base.
Much of the work force is composed of skilled laborers and blue collar workers. In addition to the small industry, agriculture accounts for approximately 5 percent of the total income generated. The average per capita income was $13,854 dollars as of 1990, and the cost of living is very affordable.

Southeast Missouri has traditionally been an area of small industry and some agriculture, combined with a fairly stable population base, and a very affordable cost of living. However, the area is slowly transforming as it realigns itself with the modern economy of the 1990s. The economic base is shifting more towards the service industry, and becoming less reliant on manufacturing as a source of earnings. In 1990 services accounted for 23 percent of the total earnings in Scott County, while manufacturing accounted for only 12.5 percent of total earnings.

Along with the increasing number of jobs which are being created in the service industry, the Miner/Sikeston area is positioning itself to have a larger tourism industry. One of the advantages of Miner/Sikeston, is its proximity to Branson, Missouri. Branson has exploded over the last few years, and is a vacation destination for many people each year. It has been referred to as the "Nashville of the midwest" and as it continues to grow and attract people from all over the country, the surrounding areas continue to benefit from the tourism dollars which it generates. Several towns including Cape Girardeau, Poplar Bluff, and Miner/Sikeston have seen additional motel development, an increase in the amount of retail space, new restaurant development, as well as improvements to some of the roadways in order to better position itself to capture some of the increase in the tourism industry. Many people traveling from the north, east, and south, will pass through this part of the state on their way to Branson.

In summary, the southeast Missouri region is an area of the country which has historically been characterized as one of slow change and little growth. The cost of living is among some of the most affordable in the state, and average income levels reflect this. With a history of light manufacturing, small industry, and some agriculture, the area is now repositioning itself by broadening its economic base and creating more jobs in the service and trade areas. With the centralized location, and the proximity of Branson, Missouri, coupled with the fact that it lies between two urban areas (St. Louis and Memphis), the region is taking advantage of the increase in the tourism industry. It is developing new properties, and taking advantage of the increasing number of people who travel through this part of the state. According to projections which were published for the year 1997, the effective buying index per household is expected to increase by over 30 percent between 1992 and 1997. In general, the southeast Missouri area should


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  16
experience slow but steady growth due to its centralized location, stable work force and increasing diversification towards a service and tourism oriented economy.

The information in the following table was obtained from the Miner/Sikeston Chamber of Commerce unless otherwise noted.


================================================================================================================================
                                                             Population
                                                          Historical Trends
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                       Actual        Actual       Annual Compounded       Actual         Annual Compound        Annual Compound
                        1980          1990         Change 1980-1990        1990          Change 1990-1993           Change
                        ----          ----         ----------------        ----          ----------------           ------
 City of Miner         17,431        17,641             0.12%             17,641               N/A                    N/A
 Scott County          39,647        39,376            (0.07)%            39,376               N/A                    N/A
=================================================================================================================================

SOURCE:  COMMUNITY PROFILE OF SCOTT COUNTY AND NEW MADRID COUNTY

                             EMPLOYMENT DISTRIBUTION

[Pie Chart]

OTHER                    35%
WHOLESALE/RETAIL         25%
MANUFACTURING            21%
HEALTH SERVICES           9%
FIRE                      4%
AGRICULTURE               4%
PUBLIC. ADMIN.            2%


SOURCE:  1994 COUNTY AND CITY DATA BOOK

                       ==================================
                       8 Largest Private/Public Employers
                       ==================================
                               Good Humor/Breyers
                                   Fleming Co.
                           Triangle Wire & Cable, Inc.
                          Pullen Brothers Trucking Co.
                                Westlock National
                            Potashnick Trucking, Inc.
                                    Tetra Pak
                            Hedrick Concrete Products
                           Lewis Brothers Bakery, Inc.
                          Missouri Delta Medical Center
                             Sikeston Public Schools
                                 Vess Beverages
                                Sportswear, Inc.
                           Himmelberger-Harrison Mfg.
                       ==================================


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  17

       ===============================================================
                                  Unemployment
       ===============================================================
                          Scott County  Miner/Sikeston  United States
                          ------------  --------------  -------------

       Annual Avg 1992         7.2%          N/A             7.4%
       Annual Avg 1993         7.5%          N/A             6.8%
       June 1994               5.7%          N/A             6.2%
       ===============================================================
       SOURCE:  U.S. DEPARTMENT OF LABOR STATISTICS

NEIGHBORHOOD ANALYSIS

Miner, Missouri is most often associated with the adjacent town of Sikeston, and the area is referred to as the Sikeston/Miner area. The immediate neighborhood of the town is bordered on the south by Interstate 57, on the west by Route BB, on the north by Route HH, and on the east by Interstate 55. The Super 8 Motel is located on the eastern edge of town adjacent to Interstate 55 on Malone Avenue. This road is the main east-west artery which runs through the middle of downtown Miner and Sikeston. Malone Avenue and Main Street, which is the major north-south artery, contain almost all of the commercial uses in the town. The buildings along these commercial streets vary in age, quality of construction, and use. Some of the uses which exist include service stations, fast food restaurants, small mom and pop style motels, light industrial uses, banks, small office buildings, and other retail uses. Some of the more significant commercial uses include a Wal Mart Superstore located near the intersection of Main Street and Interstate 57, and the new Sikeston Factory Outlet Mall which is located adjacent to Interstate 55, approximately 200 yards behind the Super 8 Motel. In addition to these retail facilities, there is the nationally renowned Lambert's Cafe which attracts thousands of people each year as they are traveling through town.

The neighborhood more immediately surrounding the Super 8 Motel consists of other motels, a couple of restaurants, and the factory outlet mall. A Ponderosa Steakhouse, and a Hardee's are located just east of the Super 8 Motel. Immediately behind the property is the newly constructed Hatfield Inn, and just behind that is the Sikeston Factory Outlet Mall. Across the street on the north side of Malone Avenue are three other motels; The Holiday Inn Express, The Ramada Inn, and The Drury Inn which is currently under construction. The east side of the property is bound by Interstate 55.

Access is very good. From either the north or the south, Interstate 55 provides access to the Super 8 Motel which is located right along Malone Avenue as you exit the Interstate. Traveling from the west, one can access Malone Avenue by using Highway 61 (Main Street) which intersects Interstate 57 to the south. Interstate 57 provides access from the east. In addition to the excellent roadways which provide easy access, air travel is provided from the Cape Girardeau airport which is 30 miles away, and The Union Pacific Railroad provides freight service.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  18

       CONCLUSION

Southeast Missouri is the gateway to the south and is located at the fringe of the Ozarks. The Miner/Sikeston area is a small midwestern community which has exhibited slow change over the past decade. The economic base is driven by governmental jobs, service industry, and more increasingly on the tourism industry. The town is centrally located between Memphis and St. Louis, and attracts many tourists who are traveling through the area, particularly on the way to Branson, Missouri. With the recent arrival of the Sikeston Factory Outlet Mall, and the new Wal Mart Superstore, the town has seen an increase in the retail industry. The town has an adequate labor force and draws workers from a four county area. Several employers provide jobs in light industry and distribution. As we move further into the 1990s and continue to become a more service dominated economy, Miner/Sikeston continues to shift its resources to compete in the marketplace. As the midwest continues to become more popular with tourists and people who are moving out of the congested coastal regions, there should be increasing economic opportunities for towns such as Miner/Sikeston. It is reasonable to expect steady slow growth in the foreseeable future as the town continues to benefit from the changing economy.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  19

                               COMPETITION SUMMARY
                            SUPER 8 MOTEL, MINER, MO.


                                    PROXIMITY           # OF
  PROPERTY                         TO SUBJECT           ROOMS          YOC                      AMENITIES
-----------------------------------------------------------------------------------------------------------------------------

SUBJECT --
   Super 8 Motel                       ---                63           1985          Lobby, continental breakfast,
   I-55 at East Malone                                                               VIP program, AARP discounts,
                                                                                     cable TV, guest fax machine
COMPETITION
1  Hampton Inn                       3 Miles             127           1966          Pool, health club, complimentary
   1330 South Main Street                                                            breakfast, meeting rooms,
   Sikeston, Mo.                                                                     cable TV, restaurant

2  Holiday Inn Express          across the street         67           1971          Pool, complimentary breakfast,
   211 Old Santa Fe Trail                                                            meeting rooms, cable TV,
   Miner, Mo.                                                                        free local calls, guest fax

3  Ramada Inn                   across the street        152           1969          Pool, room service, restaurant,
   I-55 at East Malone                                                               cable TV, meeting rooms,
   Miner, Mo.                                                                        guest fax, travel club

4  Econo Lodge                   half mile east           45           1969          Cable TV, free local calls,
   Hwy 62 at I-55                                                                    travel club
   Miner, Mo.

5  Best Western Coach House      half mile east           65           1987          Restaurant, pool, TV,
   East of I-55 at Malone                                                            game room, library, continental
   Miner, Mo.                                                                        breakfast, meeting rooms

6  Drury Inn                    across the street         80          Opening        Swimming pool, cable TV,
   East Malone at I-55                                                Mar.'95        guest fax, continental breakfast
   Miner, Mo.
-----------------------------------------------------------------------------------------------------------------------------

TOTALS/AVERAGES--COMPETITION                                          599/86


                                               MARKET SEGMENTATION           PUBLISHED RATES               ESTIMATED (1994)
                                            ------------------------      ---------------------          --------------------
                                            COMMERCIAL       LEISURE      SINGLE         DOUBLE          OCCUPANCY       ADR
-----------------------------------------------------------------------------------------------------------------------------

SUBJECT --
   Super 8 Motel                                70%            30%        $38.88         $48.88             96%        $36.36
   I-55 at East Malone

COMPETITION
1  Hampton Inn                                  70%            30%         $53.06        $49.87             50%        $51.47
   1330 South Main Street
   Sikeston, Mo.

2  Holiday Inn Express                          70%            30%         $52.00        $47.00             72%        $50.00
   211 Old Santa Fe Trail
   Miner, Mo.

3  Ramada Inn                                   70%            30%         $48.00        $48.00             65%        $48.00
   I-55 at East Malone
   Miner, Mo.

4  Econo Lodge                                  50%            50%         $25.00        $30.00             50%        $28.00
   Hwy 62 at I-55
   Miner, Mo.

5  Best Western Coach House                     50%            50%         $53.00        $77.00             40%        $65.00
   East of I-55 at Malone
   Miner, Mo.

6  Drury Inn                                   n/a            n/a             n/a           n/a            n/a            n/a
   East Malone at I-55
   Miner, Mo.



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  20

MARKET ANALYSIS

OVERVIEW

The motel market in Miner/Sikeston consists of several small "mom and pop" motels which are generally less maintained and inexpensive, as well as a few chain affiliated properties which are more comparable to the Super 8 Motel. Currently, a new Drury Inn is being constructed across the street from the Super 8 Motel. According to an interview which was conducted with the development arm of the Drury Corporation, the new motel will contain 80 rooms and is expected to open in March of 1995. It will be a limited service type of motel and will be the newest lodging facility in town.

MARKET SEGMENTS/COMPETITIVE SUPPLY

We have identified six motels in our competitive supply. Of these motels, five of them are located within a half mile of the Super 8, and all of them are positioned next to Interstate 55. These five motels consist of the Ramada Inn, the Holiday Inn Express, the Econolodge, the Best Western Coach House, and soon the newly constructed Drury Inn. In comparison to the Super 8 Motel, all of these primary competitors, with the exception of the Econolodge, offer superior facilities and amenities. The rates are higher at these properties due to this fact. A couple of these competing properties, the Ramada Inn, and the Best Western Coach House, offer restaurant service and are therefore more of a full service type facility. The Econolodge is the exception, as it appears to be inadequately maintained, and basically is a no frills type of property. Rates at this property are at the low end of the range, and reflect the condition of the property. In addition to the previously mentioned properties, The Hampton Inn is another competing property, but it is located west of the Super 8 Motel near the intersection of Highway 60 and Highway 61. It offers superior amenities and has higher rates than the Super 8.

In addition to the properties which we surveyed in our competitive summary, there are some other local mom and pop type of motels in the Miner/Sikeston area. These properties are located more towards the interior of town along Malone Avenue and Main Street. They do not have the same level of amenities as the chain affiliated properties which are closer to the highways. By viewing these properties and noting their physical condition, it was apparent that they cater to a different market than the property being appraised. On the opposite page is a table showing the results of our market survey of the primary competitors.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  21

             COMPETITIVE SUPPLY SUMMARY FOR MINER/SIKESTON MISSOURI

Name of Property                 Number of Rooms       Percentage of Supply
--------------------------------------------------------------------------------

Super 8 Motel                          63                       11%
Hampton Inn                            127                      21%
Holiday Inn Express                    67                       11%
Ramada Inn                             152                      25%
Econo Lodge                            45                       8%
Best Western Coach House               65                       11%
Drury Inn                              80                       13%

AVERAGE DAILY RATE AND OCCUPANCY

The industry surveys, such as the Host Report, are typically only published once or twice a year, and therefore, cannot cover the most current state of the hotel industry. This has not been an issue in past years since declines were projected and realized. Since the national hotel industry has just recently started to show signs of real recovery, based on the increased activity in sales transactions and the reported increase in occupancy by many markets, we cannot rely solely on these surveys in projecting future trends.

We interviewed managers at each of the competing properties and attempted to gather information on occupancy levels and average daily rates at each of the properties. None of the managers, with the exception of one, would give out this type of information due to the confidential nature of it and the fact that the market is becoming increasingly competitive. We were able, however, to obtain information from one property manager on his projections for the occupancy levels at each of the motels. This information was estimated by the manager based upon surveys of parking lots at the other properties. Based upon information which we obtained from the 1993 HOST Report survey, the average occupancy level for limited service type of properties in this region of the country is between 65 and 70 percent. Based upon the estimations of occupancy levels provided to us, the Ramada Inn and the Holiday Inn Express are the only two motels other than the subject property which have occupancy levels close to this average. All of the other properties are performing well below these averages. The Econolodge's poor occupancy level can be explained by the physical condition of the property, and the Best Western Coach House has a locational disadvantage as well as the distinction of being fairly expensive for the area. Of the competitive set, the Ramada Inn, and the Holiday Inn Express are the most similar to the Super 8 Motel in terms of location, amenities offered, and the rate structure. Even so, they don't have occupancy levels anywhere near those of the property being appraised. The rates at the Ramada Inn and the Holiday Inn Express are between $10 to 12 dollars a night more for a room due to the additional amenities.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  22

The objective of doing a competitive market analysis, is to see how the property being appraised fits into the marketplace, and gain a better understanding of its targeted market. The Super 8 Motel has a niche in the motel market in Miner/Sikeston. It has an excellent location right off of the exit from Interstate 55, and right in front of the new Sikeston Outlet Mall. The strategy which the Super 8 Motel employs, is to be the lowest priced well maintained motel which feeds off of the highway traffic. It has rack rates starting at $38.88 which is approximately $10 dollars cheaper than the other properties located across the street. This aggressive rate structure, coupled with the proactive efforts of the manager, have enabled this property to achieve occupancy levels of between 90-100 percent on an annual basis over the last few years. Below is a table highlighting the occupancy and ADR history at the Super 8 Motel.


                            SUPER 8 MOTEL, MINER, MO.
                          HISTORICAL OCCUPANCY AND ADR

Year                            Average Occupancy               ADR
----                            -----------------               ---

1991                                 90.21%                   $31.49
1992                                 92.72%                   $34.18
1993                                 93.89%                   $35.36
1994*                                97.89%                   $36.49

     *  JANUARY THROUGH OCTOBER ONLY


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  23

The subject has maintained a level progression of growth over the period of 1991 to 1994. The occupancy level has increased from 90.21 percent to a current level of 97.89 percent in 1994. Part of this increase in occupancy level can be explained by the improvement in the economy since the recession of the early 1990s, and some of the increase in occupancy levels can be attributed to the increased marketing efforts of the manager. Overall the Sikeston/Miner area is experiencing growth in the tourism industry, and this has helped increase the demand for the lodging properties. However, with this growth, comes additional competition in the form of the Drury Inn which is scheduled to open in March of 1995. This property will be located immediately across the street from the Super 8 Motel. Currently the other properties which exist across the street from the Super 8 Motel are substantially older, and have rates which are between $10 to 12 dollars more per night. The Drury Inn, will be the newest property in town with 80 rooms, and we were informed by people in the development department that the targeted rack rate for the new property will probably be in the $40 to $50 dollar per night range. This is not significantly higher than the average rates which are currently being realized at the Super 8 Motel, yet they will be for a brand new property with amenities such as an interior swimming pool, and a very comparable location.

The Drury Corporation was originated in Cape Girardeau which is about 30 miles from Miner/Sikeston, and they have a very established name in the southeast part of the state. Their plan is to move into a market where there hasn't been a new motel built for some time, and steal market share away from the other properties. Given the close proximity of the new Drury Inn to the subject property, and the lack of any significant difference in the rate structures, we are predicting that the Super 8 Motel will lose some of its market share to the new Drury Inn when they open in 1995. We are projecting a decrease in occupancy from levels in the high 90 percent range, down to a stabilized level of 85 percent in fiscal year 1996. This reflects the additional supply of motel rooms that are being added to the market, but still projects the Super 8 Motel to maintain an occupancy level which is well above national averages.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  24

Average daily rate (ADR) has also grown steadily over the period of 1991 to 1994. The rates at the Super 8 Motel are published in a national directory, and can only be changed twice a year when the new directory comes out.
Historically, the rates have been increased by approximately $2.00 per year. It is common for the published rates to increase with the level of inflation, all other things held constant. The Super 8 Motel has been very well maintained and continues to operate at rates very close to the published rates in its directory. It gets most of its business from the commercial segment, and from tourists. The manager at the Super 8 Motel also mentioned that they market aggressively to the trucking industry to increase occupancy by this segment. Some of the other incentives which the property offers to induce guests are AARP discounts, VIP discounts for frequent stayers, and 10 percent off for corporate rates. We have projected in our analysis that the ADR at the Super 8 Motel will continue to increase slowly over time, and maintain a pace with the inflation index. In our cash flow model, we projected a 3 percent annual increase in the ADR over the projection period.

In summary, the Super 8 Motel currently enjoys a position in the market as the "economy player" of the newer properties in town. However, in March of 1995 the new Drury Inn will be opening across the street from the Super 8, and will offer similar rates with superior amenities. We feel that this will have a negative impact on the occupancy level of the Super 8 Motel, and will bring its stabilized occupancy level to approximately 85 percent in fiscal year 1996 when we are projecting the property to stabilize. The ADR is still projected to increase slowly over time to keep pace with the inflation index. An increase of 3 percent a year over the projection period is considered reasonable when you consider the historical operating performance of the Super 8, the inflation rate, and the future additional supply coming on line in 1995 next year.

                   PROJECTED OCCUPANCY AND AVERAGE DAILY RATE

   Year Beginning
  December 1, 1995     ADR Growth Rate   Average Daily Rate       Occupancy
  ----------------     ---------------   ------------------       ---------

       FY 1996               3%                $39.66                85%


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  25

                              HIGHEST AND BEST USE


The uses to which a property can be put affect its value. This is recognized by the concept of highest and best use, generally understood to mean:

     THE REASONABLY PROBABLE AND LEGAL USE OF VACANT LAND OR AN IMPROVED PROPERTY, WHICH IS PHYSICALLY POSSIBLE, APPROPRIATELY SUPPORTED, FINANCIALLY FEASIBLE AND RESULTS IN THE HIGHEST VALUE.

The highest and best use of the land as if vacant and available for use may be different from the highest and best use of the improved property. This is true when the improvement is not an appropriate use, but makes a contribution to the total property value in excess of the value of the site. Thus, in arriving at our opinion of the highest and best use, we first analyzed the property as though the land were vacant and then analyzed it as improved. In both instances, the conclusion of highest and best use must be determined by examining the physically possible, legally permissible, financially feasible and maximally productive uses of the site.

     AS VACANT

PHYSICALLY POSSIBLE - The physical aspects of the site such as size, shape, and topography impose the first constraints on the possible use of the property.
The site is level, and although it is somewhat irregular in shape, its size compensates for this factor, it has good visibility and all normal utilities are available. The site has an easement of ingress and egress along the east boundary that is approximately 10 feet wide and is used by the City of Miner for access to the newly developed Sikeston Factory Outlet Mall, which is located directly behind the Super 8 Motel. This should not impose a significant constraint on the site's development due to its minimal size and location.
Other than its flood zone status, no physical characteristics were observed that would impose constraints on the site's development. Since many of the properties in the area are located in a similar flood zone, and development is allowed, this physical feature was not considered to impose any unusual constraints on development. Given the characteristics of the site and the surrounding land uses, possible uses would include a wide range of commercial uses.

LEGALLY PERMISSIBLE - Legal restrictions, as they apply, include the public restrictions of zoning. The property is zoned C-2. Permitted uses include motels, restaurants, automotive service facilities, grocery stores, delicatessens, drive in theaters, gun clubs, race courses, and other commercial uses.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - The Super 8 Motel is located along East Malone at the intersection of Interstate 55 and Malone Avenue. The site is highly visible and accessible from the Interstate, and would attract significant amounts of traffic due to the proximity of the Sikeston Factory Outlet Mall which is located directly behind the site. Other uses along Malone Avenue and within close


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  26
proximity to the location of the subject site include restaurants, other motels, and service stations. Clearly these uses are all benefiting from their close distance to the Interstate. With the increase in the tourism industry in the Miner/Sikeston area, (which is due to its central location between Memphis and St. Louis, the boom of Branson, Missouri and the newly developed Sikeston Factory Outlet Mall) many more people are stopping in Miner/Sikeston, and the demand for lodging and other commercial uses has increased. Therefore, we believe that the highest and best use for the site as though vacant, would be for development with a commercial use.

CONCLUSION - We believe the highest and best use of the site as though vacant, as of December 1, 1994, would be to develop with a commercial use.

     AS IMPROVED

PHYSICALLY POSSIBLE - The overall property is in excellent condition and is well-suited to its current use.

LEGALLY PERMISSIBLE - The existing zoning of the property permits the existing commercial use.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - We compared the estimated value of the property as improved to its estimated net value as a vacant site. The comparable sales we examined in considering land value (shown later) indicate that the site as vacant is worth less than the property as improved. Even though the current hotel market is adequately supplied and additional rooms are expected to be added in the near term, it would not be economically feasible to demolish the existing improvements. Given the layout, interior design and apparent level of demand for the existing improvements, it is our opinion that the only financially feasible and maximally productive use of the property is its current use.

CONCLUSION - We have concluded that the highest and best use of the property, as improved, as of December 1, 1994, is its current use.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  27

                                    VALUATION


Three approaches are generally used to estimate value: the cost, sales comparison, and income capitalization approaches. Each approach assumes valuation of the property at its highest and best use. These approaches are more fully discussed on the following pages.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  28

                                  COST APPROACH


The cost approach is based upon the principle of substitution which states that no rational buyer will pay more for a property than the amount for which he can obtain a comparable site and construct improvements of equal desirability and utility, assuming no undue delay.

This approach involves the application of several basic steps. First, the value of the land as if vacant is estimated. Second, the current cost of replacing the improvements is estimated. Third, an entrepreneurial profit sufficient to attract a developer to undertake the risk associated with the project is estimated. Fourth, accrued depreciation is estimated and deducted from the cost new estimate (inclusive of profit) to arrive at a contributory value of the improvements. In the fifth step, the land value is added to the contributory value of the improvements to arrive at a value of the real estate. Finally, we add amounts for personal property and for intangible business value.

SITE VALUATION

In estimating the value of the site as if vacant, the sales comparison approach is used. In this approach, value is estimated by comparing the subject site to similar properties that have been sold recently or are currently being offered on the market for sale. We have consulted local brokers, appraisers and data bases for recent sales of comparable properties within the subject area. Principals and/or the broker handling the sale were then contacted to obtain further information on the properties and transactions. The available market data was investigated, analyzed and compared to the subject.

In estimating the value of the site, price per square foot was used since local investors and brokers typically rely upon this method of analysis. The table on the facing page summarizes pertinent details of the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics. Details of each sale are located in the addenda.

The market sales used ranged in date from October 1991 to December 1992, in size from 43,820 to 402,494 square feet and have unadjusted sales prices from $1.66 to $5.13 per square foot. To the best of our knowledge all of the sales were located in similar flood plain zones and therefore no adjustment was necessary.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers.

FINANCING TERMS - All sales were reportedly cash transactions or financed at terms equivalent to cash.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  29

                           LAND VALUE ADJUSTMENT GRID
                            SUPER 8 MOTEL, MINER, MO.
                                DECEMBER 1, 1994


                                         SUBJECT                 SALE NO. 1               SALE NO. 2               SALE NO. 3

Location                          I-55 at East Malone         1701 East Malone        South Main Street      East Malone & Main
City, State                                Miner, Mo.               Miner, Mo.               Miner, Mo.              Miner, Mo.
Size (sq ft)                                   87,120                   95,832                  402,494                  43,820
Sale Price                                       ----                 $175,000                 $666,710                $225,000
Sales Price per sq ft                            ----                    $1.83                    $1.66                   $5.13

Adjustments
   Property Rights Conveyed                Fee Simple               Fee Simple  =            Fee Simple  =           Fee Simple  =
Adjusted Unit Sales Price                        ----                   $1.83                    $1.66                    $5.13
   Financing Terms                             Market                     Cash  =                  Cash  =                 Cash  =
Adjusted Unit Sales Price                        ----                   $1.83                    $1.66                    $5.13
   Conditions of  Sale                         Normal                   Normal  =                Normal  =               Normal  =
Adjusted Unit Sales Price                        ----                   $1.83                    $1.66                    $5.13
   Market Conditions                                                    Dec-92  +                Sep-92  +               Oct-91  +
Adjusted Unit Sales Price                        ----                   $2.01                    $1.82                    $5.65

Location/Physical Adjustments
   Location                       I-55 at East Malone         1701 East Malone  +     South Main Street  +   East Malone & Main  -
   Size (sq ft)                                87,120                   95,832  =               402,494  +               43,820  -
   Access/Frontage                     Excellent/Good             Average/Good  +          Average/Good  +         Average/Good  -
   Zoning/Use                                     C-2                      C-2  =                   C-2  =                  C-2  =
   Topography/Shape                   Level/Irregular        Level/Rectangular  =     Level/Rectangular  =    Level/Rectangular  =
Total Location/
 Physical Adjustments                                                           +                        +                       -

Adjusted Price/Sq. Ft.                                                  $2.60                    $2.60                    $2.80


Minimum Adjusted Price:            $2.60
Maximum Adjusted Price:            $2.80
Mean Adjusted Price:               $2.67

Concluded Price/Sq.Ft.:            $2.65
Concluded Land Value:           $230,868
Rounded:                        $231,000



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  30

CONDITIONS OF SALE - None of the sales were found to include any abnormal conditions affecting the final sale price.

MARKET CONDITIONS - As discussed in the area analysis section of this report, the Miner/Sikeston area has improved over the past few years. A lot of this can be explained by the increasing popularity of Branson, Missouri as a vacation destination, and the draw to the Miner/Sikeston area which has been generated by the newly developed Sikeston Factory Outlet Mall. In addition to these factors, the economy as a whole has improved over the last year and a half since the recession of the early 1990s. All of the land sales which were analyzed in our analysis occurred in 1991 and 1992, and therefore warranted an upward adjustment, to reflect the improved conditions in the market.

LOCATION - Sales 1 and 2 are both located along main commercial corridors which go through downtown Miner/Sikeston. However, they don't have the excellent highway visibility like the subject site. The Super 8 Motel is located right off of the exit ramp from Interstate 55 and has excellent access. Therefore, an upward adjustment was made to sales 1 and 2 to reflect their inferior location. Sale 3 on the other hand is located at the main intersection in downtown. It is right at the corner of Main Street and Malone Avenue, and is the convergence point of traffic traveling from any direction going through downtown Miner/Sikeston. Due to this corner location and the excellent traffic flow which travels by this site, a downward adjustment was made to the sales price of this land to reflect its superior location.

SIZE - The larger the size of a property, the smaller the per unit price, and vice versa, assuming all other variables are constant. Sale 2 was significantly larger than the subject site, and therefore required an upward adjustment for this category. Conversely, sale 3 was smaller than the subject site, and required a downward adjustment for size.

ACCESS/FRONTAGE - We considered the significance and degree of road frontage, exposure, traffic and general activity in estimating the appropriate adjustment. Sales 1 and 2 do not have as good of access from Interstate 55 as the subject, and therefore warranted an upward adjustment for their inferior access. Sale 3 on the other hand, is located at the intersection of the two main commercial arteries (Malone and Main Street) and has frontage along both streets. This corner benefits from traffic coming from all directions as it passes through downtown. Due to these factors, a downward adjustment was made to Sale 3 to reflect its superior frontage.

ZONING/USE -All of the land sales which were analyzed in our report were zoned for commercial uses like the property being appraised. No adjustments were necessary for this category.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  31

SHAPE/TOPOGRAPHY - All sales were basically level and similar in shape. No adjustments were necessary.

The adjusted sales prices range from $2.60 to $2.80 per square foot, with an average adjusted price of $2.67 per square foot. Based on our analysis, it is our opinion that the market value of the site as if vacant, as of December 1, 1994, is $2.65 per square foot, or as follows:

     87,120 square feet x $2.65/square foot  =    $230,868
                                    Rounded:      $231,000


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  32

                              COST APPROACH SUMMARY
                            SUPER 8 MOTEL, MINER, MO.
                                DECEMBER 1, 1994



Estimated Replacement Cost of the Improvements                      $1,175,995
Less:     Physical Deterioration                            20%       (235,199)
                                                                    ----------
Estimated Replacement Cost less Physical Deterioration                $940,796

Less:     Functional Obsolescence                            0%              0
External Obsolescence                                        0%              0
                                                                    ----------
Total Depreciated Replacement Cost of Improvements                    $940,796

Plus:     Depreciated Value of Site Improvements                       $84,000
          Land Value                                                   231,000
                                                                    ----------
Total Depreciated Value of Real Estate                              $1,255,796

Plus:     Personal Property                                            268,000
                                                                    ----------
Value Estimate via the Cost Approach                                $1,523,796
    (NOT INCLUDING INTANGIBLE BUSINESS VALUE)           Rounded     $1,520,000

To this we must add an allowance for Intangible Business Value.   This is
estimated based on the difference between the income and cost approaches as follows:

Income Capitalization Approach Conclusion                           $2,930,000
Less:  Cost Approach Conclusion                                     $1,520,000
                                                                    ----------
Intangible Business Value                                           $1,410,000

Total Value Estimate via the Cost Approach                          $2,930,000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following figures from the HVS Hotel Development Cost Survey are provided as a check to the reasonableness of the indicated intangible business value


                                                   Low      High       Avg
                                                   ---      ----       ---

Intangible Business Value/Room  --
 (Economy/Standard)                              $2,864    $8,004    $5,434
# of Rooms                                           63        63        63
                                               --------  --------  --------
Total Intangible Business Value Range          $180,407  $504,242  $342,325


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  33

VALUATION OF IMPROVEMENTS

The most accurate method of estimating replacement cost is to obtain bids from contractors. In lieu of actually obtaining bids, we have estimated the replacement cost new using MARSHALL VALUATION SERVICE manual published by Marshall and Swift. A summary of the cost approach conclusions is located on the facing page. Following is a brief explanation of each component.

     ESTIMATE OF BUILDING REPLACEMENT COST
The Marshall Valuation Service calculator method, indicated a base construction cost of $49.75 per square foot of gross area for a Class D average quality construction motel. After refining for HVAC, elevators, and floor area-perimeter, and then applying current cost and local area multipliers, a base price of $44.90 per square foot was obtained. We added additional costs for canopies and the exterior wall mounted flood lights which totaled $25,050.

We then added an additional amount for soft costs not included in this figure. These costs include professional fees, property taxes and carrying costs during construction. The soft costs amounted to 7.00 percent of the total replacement cost new of the improvement or $69,940.

     ENTREPRENEURIAL PROFIT
Entrepreneurial profit is a necessary factor of production, without which a project would not be created. The appropriate level of entrepreneurial profit depends on the riskiness of the subject investment in relation to alternative investments of similar risks available in the market. It is our opinion that the appropriate level of entrepreneurial profit would be in the 5 percent to 15 percent range. We have selected 10 percent as an appropriate level for the subject or $106,909. This results in the following calculation:

          Adjusted Base Cost x Area                 $974,097
          + Additional costs                          25,050
          + Soft Costs                                69,940
                                                  ----------
          Total Development Costs                 $1,069,087
          Entrepreneurial Profit                     106,909
                                                  ----------
          Estimated RCN                           $1,175,996


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  34

     DEPRECIATION

PHYSICAL DETERIORATION - Physical deterioration encompasses wear and tear which is evident during the field inspection, and typical wear associated with a building of this quality and use. We utilized the effective age-economic life method which estimates depreciation by dividing the effective age by its economic life. The actual age of the building is 9 years. Considering the current condition of the improvements, the effective age of the improvements is 7 years. Based on a useful life of 40 years, we arrived at an estimate of physical deterioration of 20 percent.

FUNCTIONAL OBSOLESCENCE - Functional obsolescence reflects impairment of operational capacity or efficiency, or simply the inability of a facility to perform adequately the function for which it is employed. In our opinion the property does not suffer from functional obsolescence under the replacement cost method.

EXTERNAL OBSOLESCENCE - External obsolescence is defined at the diminished utility of a structure due to negative influences from outside the site. The potential net income the property generates based on stabilized revenues and expenses supports the current development costs of a property similar to the subject less physical depreciation. Based on this analysis, the property does not suffer from external obsolescence.

     SITE IMPROVEMENTS
Site improvements consist primarily of asphalt and concrete paving, concrete sidewalks and curbs, signage, moderate landscaping, a satellite dish, parking bumpers, and highway signage. The replacement cost of these items is estimated at $126,000. The depreciated cost is $84,000.

     PERSONAL PROPERTY
The cost estimate for furniture, fixtures and equipment was based on an industry standard for this type of property at $7,100 per room or $447,300. The depreciated cost of the personal property totals $268,000.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  35

     INTANGIBLE BUSINESS VALUE

The property requires that certain expenditures be made to ensure the proper operation and management of the hotel as a "going concern". For a new hotel, these items include pre-opening marketing and operating costs and the initial franchise fee. In addition to these costs is a component for goodwill which is a value created through a proven business operation above and beyond the initial costs. The intangible business value estimate was based on the difference between the income and cost approaches. This cost estimate was then checked against industry standards indicated by HVS, which do not include goodwill, for reasonableness. Details of this analysis are located on the cost approach summary at the beginning of the "Valuation of the Improvements" section.

The Super 8 Motel in Miner, Missouri has occupancy levels which are significantly above any industry standards for this type of property. In addition, the management of the property has done an outstanding job in promoting the property throughout the community. A couple of years ago, they were awarded the most outstanding managers in the entire Super 8 franchise, and they have consistently received excellent reviews during the franchise inspections. Due to these factors, the motel has been able to generate above normal levels of business income relative to the initial cost of construction for the property. Therefore, it is reasonable to assume that there would be a significant increment of intangible business value attributable to goodwill. Details of this analysis are located on the Cost Approach Summary in the beginning of this section.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  36

                         IMPROVED SALES ADJUSTMENT GRID
                            SUPER 8 MOTEL, MINER, MO
                                DECEMBER 1, 1994


                                         SUBJECT                 SALE NO. 1               SALE NO. 2               SALE NO. 3

Property Name                           Super 8 Motel             Comfort Inn           Thrifty Inn       Motel 6  (Knights Inn)
Location                          I-55 at East Malone    2889 Austin Peay Hwy     Macon Rd. at I-40         1860 Intertech Drive
City, State                                Miner, Mo.             Memphis, TN           Memphis, TN       Fenton, MO (St. Louis)
Sale Price                                       ----               2,330,000             1,925,000                    2,200,000
Sale Price/Room                                  ----                $33,286               $18,160                       $19,820
Adjustments
   Property Rights Conveyed                                        Fee Simple  =         Fee Simple  =                Fee Simple  =
Adjusted Unit Sales Price                                            $33,286               $18,160                       $19,820
   Financing Terms                                                     Market  =             Market  =                    Market  =
Adjusted Unit Sales Price                                            $33,286               $18,160                       $19,820
   Conditions of  Sale                                                 Normal  =             Normal  =                    Normal  =
Adjusted Unit Sales Price                                            $33,286               $18,160                       $19,820
   Market Conditions                                                   Mar-92  +             Jan-92  +                    Sep-90  +
Adjusted Unit Sales Price                                            $39,943               $21,792                       $27,748

Location/Physical Adjustments
   Location                                   Highway                 Highway  +            Highway  +                   Highway  +
   Number of Rooms                                 63                      70  =                106  +                       111  +
   Age/Condition                            1985/Good               1988/Good  -          1989/Good  -              1985/Average  =
   Quality of Construction                    Average                 Average  =      Below Average  +                   Average  =
   Amenities                                  Limited                 Limited  =            Limited  =                   Limited  -
   Occupancy                                      85%                     69%  +                81%  =                       60%  +
Total Location/Physical Adjustments                                            +                     +                            +

Adjusted Price/Room                                                  $41,900               $40,300                       $40,200

Minimum Adjusted Price:                       $40,200
Maximum Adjusted Price:                       $41,900
Mean Adjusted Price:                          $40,800

Concluded Price/Room                          $40,500
Concluded Value:                           $2,551,500
Rounded:                                   $2,550,000



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  37

                            SALES COMPARISON APPROACH

The sales comparison approach is based upon the principle of substitution, which assumes that a prudent buyer will not pay more for a property than it would cost to purchase an equally desirable property, assuming no costly delay in making that substitution. The reliability of this approach is dependent upon there being an adequate volume of comparable sale data. In addition, the comparable sales must be "arm's length" and there must be no unusual conditions affecting the price paid. We conducted a search through real estate brokers, appraisers, and county records in order to determine what transactions had occurred over the past few years.

We collected data on 3 sales that were considered similar to the property. The unit of comparison used is price per room, chosen because it is standard for this type of property and generally gives reliable results. Prior to adjustment for differences due to market conditions, age/condition, etc., the sales ranged in price from $18,160 to $33,286 per room.

The table on the facing page summarizes the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics. Details of each sale are located in the Addenda. We attempted to verify the terms of each sale with the buyer, seller, broker or local reliable appraisers. We assumed normal conditions unless we were informed otherwise in terms of financing terms and conditions of sale.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers, therefore no adjustments were necessary for this category.

FINANCING TERMS - To the best of our knowledge, none of the sales involved atypical financing and were bought on terms which were considered cash equivalent. Therefore none of the sales required an adjustment for financing.

CONDITIONS OF SALE - To the best of our knowledge, there were no conditions associated with any of the sales which would be considered unusual or involving undue influences, so no adjustment was made for this category.

MARKET CONDITIONS - As discussed in the area section of the report, the Miner/Sikeston area has shown signs of an improving economy, and an increase in the tourism industry due to the newly developed Sikeston Factory Outlet Mall, and the increasing popularity of Branson, Missouri. In addition, the overall motel industry has improved over the last year and a half as the economy continues to improve from the


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  38
recession of the early 1990s. All three of the sales which were analyzed occurred between 1990 and 1992 and therefore warranted an upward adjustment, to reflect the improved conditions in the market.

LOCATION - The Super 8 Motel in Miner, Missouri is a highway motel with immediate access off Interstate 55. Additionally, it is located within 200 yards of the Sikeston Factory Outlet Mall, which draws thousands of people each year as they are traveling through the area. It also has two restaurants immediately adjacent to it, and is down the road from Lambert's Cafe which is nationally renowned. The 3 other motel sales which we analyzed in our report did not have the superior locational features as did the Super 8 Motel in Miner. We made an upward adjustment to each of the sales to reflect their inferior location compared to the property being appraised.

NUMBER OF ROOMS - Typically motel properties with more rooms sell for less per unit, and properties with fewer rooms sell for more per unit, all else being equal. Sales 2 and 3 both had more rooms than the Super 8 Motel, so an upward adjustment was made for the number of rooms category.

AGE/CONDITION - Sales 1 and 2 were both newer than the Super 8 Motel in Miner, Missouri, and therefore required a slight downward adjustment for this category.

QUALITY OF CONSTRUCTION - The construction quality of sale 2 was considered inferior and therefore required a positive adjustment to reflect its inferior construction quality.

AMENITIES - All three of the sales were limited service motels which offered similar amenities to the Super 8 Motel in Miner, Missouri. Sale 3 however had an outdoor pool and required a slight downward adjustment for this factor.

OCCUPANCY - We were able to obtain occupancy information on the comparable motels at the time they were sold. Sale 1 and 3 both had occupancy levels which were lower than the Super 8 Motel in Miner, Missouri. An upward adjustment was made to each of these two sales to account for their inferior occupancy.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  39

SUMMARY OF THE SALES COMPARISON APPROACH

After adjustments, the sales ranged in value from $40,200 to $41,900 per room with an average of $40,800 per room. Based on our analysis, it is our opinion that the market value of the subject property based on the sales comparison approach, as of December 1, 1994 is as follows:

     63 rooms x $40,500 per room   =    $2,551,500
                         Rounded:       $2,550,000


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  40

                         INCOME CAPITALIZATION APPROACH


The Income Capitalization Approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the valuation date.

This approach requires an estimation of the net operating income of a property. The estimated net operating income is then converted to a value indication by use of the Direct Capitalization Method and/or the Discounted Cash Flow Method.

The direct capitalization method estimates the value of the subject property by dividing the net income for a typical year by an overall capitalization rate that is based on an analysis of the relationship between income and sales prices achieved from recent sales of properties similar to the subject and investor surveys. The direct capitalization method is most reliable when the income and expenses maintain a basic level of stability.

The discounted cash flow method estimates the value of the property by discounting the projected income stream over the holding period and the estimated reversionary value of the property at the end of the period, to a present value as of the date of valuation.

ESTIMATE OF PROJECTED REVENUE AND EXPENSES FOR HOLDING PERIOD - The first step involves projecting the income and expenses for the subject property over a projected holding period plus an additional year for purposes of estimating a reversion value. In our analysis, we project the property's income for a period of 10 years. The income for each of these years is estimated by projecting the actual occupancy and average daily room rate that will be achieved given foreseeable market conditions and normal management policies necessary to establish the market position of the property. Variances in occupancy and room rate are frequently caused by factors such as: the marketing time necessary to establish the presence of the subject property through advertising and repeat business; discounted room rates lower than room rates otherwise supportable to assist the initial marketing effort; temporary imbalance in local supply and demand characteristics that may lead to occupancies that are either higher or lower than those expected on a stabilized basis; and/or the entrance of new, competitive hotels, or the removal of older economically obsolete properties from the competitive supply. Expenses in some years of the projection period can vary from those in the typical year due to such factors as: higher initial administrative and general expenses because of the establishment of new ownership, new operating policies and training of new staff; higher marketing costs than normal to assist the initial marketing effort or meeting the effect of new competition; and variable property operating and maintenance expenses dependent on the age of the improvements.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  41

VALUATION OF THE ESTIMATED INCOME - The projected income stream reflects foreseeable market conditions that may cause the projected income stream to be greater than or less than a stabilized income stream. In addition to changes in market conditions that may impact the occupancy rate, the discounted cash flow method also considers the impact of inflation and appreciation on the expected room rates and operating expenses. The reversion value is estimated by capitalizing the last year of income by an appropriate overall rate to reflect an assumed sale of the property to another buyer at that time. The resulting cash flows and reversion value are discounted to an indication of value as of the date of valuation at a discount rate that reflects the durability, timing and riskiness of the cash flow stream in light of alternative investments currently available to investors.

CONCLUSION - The final step in this approach is to reconcile the conclusions of value reached by the direct capitalization and discounted cash flow methods.

MARKET AND SUBJECT OPERATING TRENDS
Our estimates of future operating results are primarily based on historical trends of the subject property and statistical data from THE HOST REPORT published by Arthur Andersen and Smith Travel Research, a publication providing operating results of full service hotels, limited service hotels and all suite hotels. The survey breaks these categories down further by various groupings. We have considered the following categories for comparison of ratios to total revenues from the limited service section of the Host Report.

     -    Chain Affiliated
     -    West North Central
     -    Under 75 rooms
     -    Highway
     -    1981-1986

We have compared the 1994 budget to THE HOST REPORT data as well as the property's actual operating history from 1991 to 1993. THE HOST REPORT data and a schedule of the property's operating history are located on the following page.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  42

                 OPERATING RESULTS -- HISTORICAL AND FORECASTED

                            SUPER 8 MOTEL, MINER, MO.

                                 Actual        % Of          Actual        % of           %                       % of           %
YEAR                              1992         Rev.           1993         Rev.        Change       *1994         Rev.        Change
----                          ------------------------------------------------------------------------------------------------------
Occupancy                          92.9%                       94.7%                    1.9%          97.2%                    2.6%
Average Daily Rate                $34.22                      $35.40                    3.5%         $36.42                    2.9%
# Rooms Occupied                  21,372                      21,786                    1.9%         22,356                    2.6%
# Rooms Available                 22,995                      22,995                    0.0%         22,995                    0.0%
                              ------------------------------------------------------------------------------------------------------

DEPARTMENTAL REVENUE:
                              ------------------------------------------------------------------------------------------------------
    Rooms                        731,293       97.3%         771,277       96.0%        5.5%        814,123       95.9%        5.6%
    Telephone                      9,401        1.3%          21,076        2.6%      124.2%         23,519        2.8%       11.6%
    Other Operating Revenues      11,067        1.5%          10,973        1.4%       -0.8%         11,583        1.4%        5.6%
                              ------------------------------------------------------------------------------------------------------
TOTAL REVENUE                    751,761      100.0%         803,326      100.0%        6.9%        849,225      100.0%        5.7%
                              ------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                              ------------------------------------------------------------------------------------------------------
    Rooms                        146,095       20.0%         154,536       20.0%        5.8%        166,522       20.5%        7.8%
    Telephone                     10,056      107.0%          11,158       52.9%       11.0%         11,377       48.4%        2.0%
                              ------------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES             156,151       20.8%         165,694       20.6%        6.1%        177,899       20.9%        7.4%
                              ------------------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                              ------------------------------------------------------------------------------------------------------
    Rooms                        585,198       80.0%         616,741       80.0%        5.4%        647,601       79.5%        5.0%
    Telephone                       -655       -7.0%           9,918       47.1%     1614.2%         12,142       51.6%       22.4%
    Other Operating Revenues      11,067      100.0%          10,973      100.0%       -0.8%         11,583      100.0%        5.6%
                              ------------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME           595,610       79.2%         637,632       79.4%        7.1%        671,326       79.1%        5.3%
                              ------------------------------------------------------------------------------------------------------

LESS GENERAL OPERATING EXPENSES
                              ------------------------------------------------------------------------------------------------------
    Admin & General              131,414       17.5%         152,984       19.0%       16.4%        127,464       15.0%      -16.7%
    Management Fees               22,153        2.9%          40,210        5.0%       81.5%         42,014        4.9%        4.5%
    Marketing                     23,486        3.1%          24,325        3.0%        3.6%         23,257        2.7%       -4.4%
    Property Operations/Maint.    30,505        4.1%          31,405        3.9%        3.0%         31,660        3.7%        0.8%
    Energy                        33,772        4.5%          32,827        4.1%       -2.8%         33,958        4.0%        3.4%
                              ------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES         241,330       32.1%         281,751       35.1%       16.7%        258,353       30.4%       -8.3%
                              ------------------------------------------------------------------------------------------------------

                              ------------------------------------------------------------------------------------------------------
HOUSE PROFIT                     354,280       47.1%         355,881       44.3%        0.5%        412,973       48.6%       16.0%
                              ------------------------------------------------------------------------------------------------------

LESS OTHER EXPENSES
                              ------------------------------------------------------------------------------------------------------
    Property Taxes                 8,637        1.1%           8,857        1.1%        2.5%          9,924        1.2%       12.0%
    Insurance                      9,444        1.3%           7,473        0.9%      -20.9%         15,042        1.8%      101.3%
    Leases                        21,736        2.9%          15,487        1.9%      -28.7%         13,595        1.6%      -12.2%
                              ------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES              39,817        5.3%          31,817        4.0%     -20.09%         38,561        4.5%       21.2%
                              ------------------------------------------------------------------------------------------------------

                              ------------------------------------------------------------------------------------------------------
NET OPERATING INCOME             314,463       41.8%         324,064       40.3%        3.1%        374,412       44.1%       15.5%
                              ------------------------------------------------------------------------------------------------------

LESS CAPITAL EXPENSES
                              ------------------------------------------------------------------------------------------------------
    Reserves for Replacement      21,941        2.9%          24,125        3.0%       10.0%         25,209        3.0%        4.5%
                              ------------------------------------------------------------------------------------------------------

                              ------------------------------------------------------------------------------------------------------
NET CASH FLOW                    292,522       38.9%         299,939       37.3%        2.5%        349,203       41.1%       16.4%
                              ------------------------------------------------------------------------------------------------------

* 1994 income and expense amounts were calculated based upon 10 month actual Y-T-D information provided to us by the client, and then adding in the budgeted amounts per the 1994 budget for the months of Nov. and Dec.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  43

                      1993 HOST REPORT -- OPERATING RATIOS

                               (RATIO TO REVENUES)

                            SUPER 8 MOTEL, MINER, MO.

                                 LIMITED SERVICE

                                                                      Under
                                  Chain        West North Central   75 Rooms        Highway        1981-1986
                                  -----        ------------------   --------        -------        ---------
                               -----------------------------------------------------------------------------
Occupancy                          69.9%              66.8%           65.4%          66.7%           69.7%
Average Daily Rate                $50.12             $47.26          $43.38         $45.16          $49.82
                               -----------------------------------------------------------------------------

DEPARTMENTAL REVENUE:
                               -----------------------------------------------------------------------------
    Rooms                          94.7%              95.2%           96.3%          94.7%           94.4%
    Telephone                       2.0%               2.1%            2.2%           1.8%            1.6%
    Minor Operated Depts.           1.1%               1.3%            0.6%           0.9%            1.0%
    Rentals and Other               2.2%               1.4%            0.9%           2.6%            3.0%
                                    ----               ----            ----           ----            ----
TOTAL REVENUE                     100.0%             100.0%          100.0%         100.0%          100.0%
                               -----------------------------------------------------------------------------

DEPARTMENTAL EXPENSES
                               -----------------------------------------------------------------------------
    Rooms                          28.6%              29.5%           26.6%          29.6%           29.4%
    Telephone                      70.4%              74.9%          126.5%          84.2%           65.1%
    Other Departmental Exp.         0.7%               0.8%            0.2%           0.5%            0.8%
                                    ----               ----            ----           ----            ----
TOTAL DEPT. EXPENSES               29.2%              30.5%           28.6%          30.1%           29.6%
                               -----------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                               -----------------------------------------------------------------------------
    Rooms                          71.4%              70.5%           73.5%          70.4%           70.6%
    Telephone                      29.6%              25.1%          -26.5%          15.9%           34.9%
    Other Departmental Profit       2.6%               1.9%            1.3%           3.0%            3.2%
                                    ----               ----            ----           ----            ----
GROSS OPER INCOME                  70.8%              69.5%           71.4%          69.9%           70.4%
                               -----------------------------------------------------------------------------

LESS GENERAL OPER EXPENSES
                               -----------------------------------------------------------------------------
    Admin & General                10.0%              10.2%           10.0%          10.1%            9.5%
    Marketing                       4.7%               5.8%            3.1%           4.0%            4.7%
    Franchise Fees                  2.3%               2.5%            3.6%           2.0%            1.8%
    Energy                          5.5%               5.9%            7.2%           6.0%            5.0%
    Property Operations/Maint.      4.8%               5.1%            6.0%           5.0%            4.4%
                                    ----               ----            ----           ----            ----
TOTAL OPER EXPENSES                27.3%              29.5%           29.9%          27.1%           25.4%
                               -----------------------------------------------------------------------------

                               -----------------------------------------------------------------------------
HOUSE PROFIT                       43.4%              40.0%           41.6%          42.7%           44.9%
                               -----------------------------------------------------------------------------

LESS OTHER EXPENSES
                               -----------------------------------------------------------------------------
    Management Fee                  3.8%               3.0%            3.6%           3.8%            4.4%
    Property Taxes                  4.3%               5.5%            3.5%           3.9%            4.2%
    Insurance                       1.3%               1.4%            1.5%           1.4%            1.3%
    Leases                          0.3%               0.5%            0.6%           0.2%            0.2%
                               -----------------------------------------------------------------------------


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  44

INCOME AND FORECAST ASSUMPTIONS

OCCUPANCY AND STABILIZATION - The Miner Super 8 Motel has historically performed at occupancy levels in the 90 percent range. Many years it had occupancy levels above 95 percent. This type of occupancy level is obviously well above any industry standard, but was supported to us according to monthly financial statements provided by the client. However, in March of 1995, a newly constructed Drury Inn is opening across the street from the subject, and will have 80 rooms. It will be a little bit more expensive than the Super 8, but it will not have a price variation large enough to prevent it from taking away some of the business from the Super 8. In order to accurately project this, we have estimated that the current occupancy levels will decrease somewhat in the second half of 1995 to reflect the lost business to the new competition. This results in a blended occupancy of 91 percent for fiscal year 1995. We are projecting a stabilized occupancy of 85 percent starting in fiscal year 1996.

ROOMS DEPARTMENT - We have estimated room revenue using the occupancies and average daily room rates concluded on page 22 in the market study section of this report.

TELEPHONE REVENUE - This department is entirely driven by occupancy and guest dollars. Historically telephone revenue amounted to 1.3 to 2.8 percent of total revenue. During 1993 the Super 8 Motel began a policy of charging a flat $0.50 per day for opening up the phone lines whether or not any calls were actually made. This is the main reason behind the increase in the telephone revenue. Based on past percentages and our discussions with the management we believe the budgeted 2.8 percent is within a reasonable range given the new policy of charging a flat fee each day for opening the phone lines. We have projected a stabilized percentage of 2.8 percent in our analysis to represent the amount of revenue generated by telephones.

OTHER OPERATING REVENUES - This category is a line item which includes income generated from vending machine sales, pay per view movies, and medicine sales from a vending machine. Historically these revenues have accounted for 1.4 -
1.5 percent of total revenues generated. In our stabilized cash flow projection, we have allocated 1.4 percent of total income for this category.


EXPENSES ANALYSIS

In our forecast, the departmental expenses are expressed as a percentage of the corresponding revenue item which the expense is associated with. The remaining expenses are expressed as a percent of total revenue. Property management fees, and real estate taxes are expressed as fixed expenses which are projected to grow at a projected rate over the holding period analysis. These two expenses are fixed and not related to


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  45
the amount of revenue which the property generates. In each case, we examined the historical ratios and compared them to those reported in the HOST REPORT. The following only highlights those expenses that required further discussion. The remaining, departmental expenses, general operating expenses and other expenses were considered reasonable and did not warrant further discussion.

ADMINISTRATIVE AND GENERAL - This expense has historically been 15.0 to 19.0 percent which is above average for this type of property. However, included in the administrative and general expense category are expense items for royalty fees which are based upon approximately 4 percent of room sales. When you take this into consideration, the administrative and general expense category falls within industry ranges. In 1993 the expenses were higher than normal, and this was primarily due to larger than usual legal fees. In our stabilized year cash flow projection, we have projected 15 percent of total revenue to make up the administrative and general expenses for this property. This includes the royalty fee associated with the franchise, and is supported by the historical performance of the property.

MANAGEMENT FEE - The management fees at the Super 8 Motel have fluctuated between approximately 3 to 5 percent over the past few years. However, management expenses are closely monitored by owners and are frequently revised in an effort to control costs. It is becoming more common to base part of the management fee on total revenues, and then add an additional amount as an incentive amount which is based upon the bottom line profitability of the property. According to conversations with our client, the management fees for the property are going to be altered to a structure where the property will be charged a 3 percent management fee with a 10 percent incentive on cash flow. This equates to an approximate 3.3 percent management fee. The Host Report indicates a range in management fee, based on our identified categories, of 3.0 to 4.4 percent. Based on the information provided by our client, assuming this new structure of management fees, and the fact that this new percentage is within industry averages according to the Host Report, we have applied a management fee of 3.3 percent through our projection period.

PROPERTY TAXES - Included in the property tax expense is real estate and personal property taxes. The property taxes are considered a fixed expense and are not related to the revenue which is generated at the property. Historically the taxes have grown between 2.5 to 4 percent a year. It is typical to expect the property taxes to grow over time with the rate of inflation. In some years they could decrease due to declining market conditions or tax appeals, and in some years they can increase due to additional expenditures at the property or increases in the assessed value. Over the long term, however, we have projected a 4 percent annual increase in the overall property taxes which is also in line with the average annual increase expected in the future.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  46

INSURANCE - The insurance policy for the Super 8 Motel is part of a blanket policy that covers the four other Super 8 properties which are owned by All American Group Limited Partnership. This expense consists of workmen's compensation and property insurance. The insurance agent allocates a portion of the total expense to each property. The insurance policy is constantly monitored for expense levels, and the owners solicit bids every year from various insurance providers. Historically, this expense has amounted to between 0.9 - and 1.8 percent of the total revenues, although this expense is a fixed amount and is not strictly tied to revenue levels. For the Super 8 Motel in Miner, the insurance expense line item includes flood insurance, as the property is in a 100 year flood plain. We have budgeted the insurance expense in our cash flow based upon historical levels. We applied a constant 4 percent annual growth to reflect the expected average annual increase in the cost of insurance.

RESERVES FOR REPLACEMENT - It is typical for properties to include a reserve in their budget, for items which are expected to wear out and need repair or replacement, prior to the end of the remaining economic life of the building. After talking with the property manager on site, we were informed of items which would be repaired or replaced within the near future. While many of the costs for improvements have been incurred many are still in the process of being completed or have yet to begin. With the Super 8 Motel, the amount and timing of the capital expenditures for these type of items are dependent upon the franchise inspection which is performed periodically. Many recent improvements have been made to the Miner Super 8, including a new roof, re-painting the exterior, new TV's, carpeting the interior, new drapes, etc. However, the property management informed us that one of the main objectives of the owners, was to consistently maintain the property at a level which generates excellent reviews from the franchise inspections. In order to do this, it is expected that these periodic capital expenditures will be made on the property. We were not provided with any actual capital expenditure reports for the property, but in our opinion 3 percent of total revenues for a reserve for replacements should be sufficient to pay for continual capital projects. This is supported by industry standards.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  47

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                          DIRECT CAPITALIZATION METHOD
                            SUPER 8 MOTEL, MINER, MO.
                                DECEMBER 1, 1994

               Stabilized income
               Fiscal year ending
               November 30, 1996:                   $357,235

               Overall Capitalization Rate:            11.50%
               Capitalized Income:                $3,106,395
               Discounted @ 4% to FY95            $2,986,919
               Rounded to:                        $2,990,000


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  48

DIRECT CAPITALIZATION METHOD

The projected stabilized cash flow is on the following page. In order to estimate the value of the property by the Direct Capitalization Method, the estimated stabilized cash flow must be capitalized with an overall capitalization rate. This rate provides a rate of return of and on the investment through the relationship of net operating income to a hotel's sale price. The comparable sales used in this analysis indicated a capitalization rate range of 9.9 to 17.6 percent. While this provides us with a range of capitalization rates, these sales were all at least two years old, and don't necessarily reflect the current relationships between income and value which investors are using in their capitalization rates as of the date of the appraisal. In addition, the accuracy of these capitalization rates is questionable because the income information could not be completely confirmed. We have also consulted Korpacz investor survey which indicated an average of
12.44 percent for an overall capitalization rate, and CB Commercial which indicated an average overall capitalization rate of 11.3 percent.

While the desirability of hotel investment was low in past years, the economy is improving, and the tourism and lodging industry in Miner/Sikeston show signs of improvement. The values overall are increasing in the limited service motel market, and investors are reporting lower capitalization rates as properties become more expensive relative to the income they generate. Based upon the above factors, we have chosen an overall rate of 11.5 percent. This is at the lower end of the surveyed range, but reflects the fact that the values are going up for these types of properties due to increased demand by investors. As the competition increases for fewer and fewer of these types of properties, the required return on and of the investment (the capitalization rate) will go down. The conclusion of this method is on the facing page. This conclusion takes into account stabilization occurring in 1996, so our value has been discounted 1 year to reflect a fiscal year 1995 date of valuation.


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  49

                     PROJECTED STABILIZED OPERATING RESULTS
                                FISCAL YEAR 1996
                  (DECEMBER 1, 1995 THROUGH NOVEMBER 30, 1996)
                            SUPER 8 MOTEL, MINER, MO.

                                                          %            % Change
                                     Stabilized       of Total          Actual
YEAR                                   FY 1996         Revenue          CY 1994
----                              ---------------------------------------------
Occupancy                                85.0%                          -12.6%
Average Daily Rate                     $39.66                             8.9%
Occupied Rooms                         19,546                           -12.6%
Room-nights Available                  22,995                             0.0%
                                  ---------------------------------------------

DEPARTMENTAL REVENUE:
                                  ---------------------------------------------
    Rooms                             775,184           95.8%            -4.8%
    Telephone                          21,848            2.7%            -7.1%
    Other Operating Revenue            12,138            1.5%             4.8%
                                  ---------------------------------------------
TOTAL REVENUE                         809,170          100.0%            -4.7%
                                  ---------------------------------------------

DEPARTMENTAL EXPENSES
                                  ---------------------------------------------
    Rooms                             155,037           20.0%            -6.9%
    Telephone                          10,924           50.0%            -4.0%
                                  ---------------------------------------------
TOTAL DEPT. EXPENSES                  165,961           20.5%            -6.7%
                                  ---------------------------------------------

DEPARTMENTAL PROFIT
                                  ---------------------------------------------
    Rooms                             620,148           80.0%            -4.2%
    Telephone                          10,924           50.0%           -10.0%
    Other Operating Revenue            12,138          100.0%             4.8%
                                  ---------------------------------------------
GROSS OPER INCOME                     643,209           79.5%            -4.2%
                                  ---------------------------------------------

LESS GENERAL OPER EXPENSES
                                  ---------------------------------------------
    Admin & General                   121,375           15.0%            -4.8%
    Management Fees                    26,703            3.3%           -36.4%
    Marketing                          24,275            3.0%             4.4%
    Property Operations/Maint.         30,748            3.8%            -2.9%
    Energy                             32,367            4.0%            -4.7%
                                  ---------------------------------------------
TOTAL OPER EXPENSES                   235,468           29.1%            -8.9%
                                  ---------------------------------------------

                                  ---------------------------------------------
HOUSE PROFIT                          407,741           50.4%            -1.3%
                                  ---------------------------------------------

LESS OTHER EXPENSES
                                  ---------------------------------------------
    Property Taxes                      9,961            1.2%             8.2%
    Insurance                          16,269            2.0%             8.2%
    Leases                                  0            0.0%          -100.0%
                                  ---------------------------------------------
TOTAL OTHER EXPENSES                   26,230            3.2%           -31.3%
                                  ---------------------------------------------

                                  ---------------------------------------------
NET OPERATING INCOME                  381,511           47.1%             1.8%
                                  ---------------------------------------------

LESS CAPITAL EXPENSES
                                  ---------------------------------------------
    Reserves for Replacement           24,275            3.0%            -3.7%
                                  ---------------------------------------------

                                  ---------------------------------------------
NET CASH FLOW                         357,235           44.1%             2.2%
                                  ---------------------------------------------


--------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  50

                               Projected Cash Flow
                            Super 8 Motel, Miner, Mo.

                       Projected         Projected         Projected         Projected          Projected          Projected
                          YE                YE                YE                YE                 YE                 YE
YEAR                   12/30/95     %    12/30/96     %    12/30/97     %    12/30/98     %     12/30/99     %     12/30/00    %
----                   -------------------------------------------------------------------------------------------------------------
Occupancy                   91.0%             85.0%             85.0%             85.0%              85.0%             85.0%
Average Daily Rate        $38.50            $39.66            $40.84            $42.07             $43.33            $44.63
# Rooms Occupied          20,925            19,546            19,546            19,546             19,546            19,546
Room-Nights Available     22,995            22,995            22,995            22,995             22,995            22,995
                       -------------------------------------------------------------------------------------------------------------
ADR Growth Rate                               3.00%             3.00%             3.00%              3.00%             3.00%
                                        --------------------------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                       -------------------------------------------------------------------------------------------------------------
  Rooms                  805,630   95.8%   775,087   95.8%   798,339   95.8%   822,289   95.8%    846,958   95.8%   872,367   95.8%
  Telephone               22,706    2.7%    22,645    2.7%    22,500    2.7%    23,175    2.7%     23,870    2.7%    24,587    2.7%
  Other Operating
    Revenues              12,614    1.5%    12,136    1.5%    12,500    1.5%    12,875    1.5%     13,261    1.5%    13,659    1.5%
                       ------------------------------------------------------------------------------------------------------------
TOTAL REVENUE            840,950  100.0%   809,068  100.0%   833,340  100.0%   858,340  100.0%    884,090  100.0%   910,613  100.0%
                       ------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                       ------------------------------------------------------------------------------------------------------------
  Rooms                  161,126   20.0%   155,017   20.0%   159,668   20.0%   164,458   20.0%    169,392   20.0%   174,473   20.0%
  Telephone               10,596   45.0%    10,194   45.0%    10,500   45.0%    10,815   45.0%     11,140   45.0%    11,474   45.0%
                       ------------------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES     171,722   20.4%   165,212   20.4%   170,168   20.4%   175,273   20.4%    180,531   20.4%   185,947   20.4%
                       ------------------------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                       ------------------------------------------------------------------------------------------------------------
  Rooms                  644,504   80.0%   620,069   80.0%   638,671   80.0%   657,832   80.0%    677,567   80.0%   697,894   80.0%
  Telephone               12,951   55.0%    12,460   55.0%    12,833   55.0%    13,218   55.0%     13,615   55.0%    14,023   55.0%
  Other Operating
    Revenues              11,773  100.0%    11,327  100.0%    11,667  100.0%    12,017  100.0%     12,377  100.0%    12,749  100.0%

                       ------------------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME   669,228   79.6%   643,856   79.6%   663,172   79.6%   683,067   79.6%    703,559   79.6%   724,666   79.6%
                       ------------------------------------------------------------------------------------------------------------

LESS GENERAL
  OPERATING EXPENSES
                       ------------------------------------------------------------------------------------------------------------
  Admin & General        126,142   15.0%   121,360   15.0%   125,001   15.0%   128,751   15.0%    132,613   15.0%   136,592   15.0%
  Management Fees         27,751    3.3%    26,699    3.3%    27,500    3.3%    28,325    3.3%     29,175    3.3%    30,050    3.3%
  Marketing               25,228    3.0%    24,272    3.0%    25,000    3.0%    25,750    3.0%     26,523    3.0%    27,318    3.0%
  Property
    Operations/Maint.     31,956    3.8%    30,745    3.8%    31,667    3.8%    32,617    3.8%     33,595    3.8%    34,603    3.8%
  Energy                  33,638    4.0%    32,363    4.0%    33,334    4.0%    34,334    4.0%     35,364    4.0%    36,425    4.0%
                       ------------------------------------------------------------------------------------------------------------
TOTAL OPERATING
  EXPENSES               244,716   29.1%   235,439   29.1%   242,502   29.1%   249,777   29.1%    257,270   29.1%   264,988   29.1%
                       ------------------------------------------------------------------------------------------------------------

                       ------------------------------------------------------------------------------------------------------------
HOUSE PROFIT             424,511   50.5%   408,417   50.5%   420,670   50.5%   433,290   50.5%    446,289   50.5%   459,677   50.5%
                       ------------------------------------------------------------------------------------------------------------

LESS OTHER EXPENSES
                       ------------------------------------------------------------------------------------------------------------
  Property Taxes          10,320    1.2%    10,733    1.3%    11,162    1.3%    11,609    1.4%     12,073    1.4%    12,556    1.4%
  Insurance               15,643    1.9%    16,269    2.0%    16,919    2.0%    17,596    2.1%     18,300    2.1%    19,032    2.1%
  Leases                  13,595    1.6%     4,532    0.6%         0    0.0%         0    0.0%          0    0.0%         0    0.0%
                       ------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE       39,558    4.7%    31,534    3.9%    28,082    3.4%    29,205    3.4%     30,373    3.4%    31,588    3.5%
                       ------------------------------------------------------------------------------------------------------------

                       ------------------------------------------------------------------------------------------------------------
NET OPERTING INCOME      384,953   45.8%   376,884   46.6%   392,588   47.1%   404,085   47.1%    415,916   47.0%   428,089   47.0%
                       ------------------------------------------------------------------------------------------------------------

LESS CAPITAL EXPENSES
                       ------------------------------------------------------------------------------------------------------------
  Reserves for
    Replacement           25,228    3.0%    24,272    3.0%    25,000    3.0%    25,750    3.0%     26,523    3.0%    27,318    3.0%
                       ------------------------------------------------------------------------------------------------------------

                       ------------------------------------------------------------------------------------------------------------
NET CASH FLOW            359,725   42.8%   352,612   43.6%   367,588   44.1%   378,335   44.1%    389,393   44.0%   400,771   44.0%
                       ------------------------------------------------------------------------------------------------------------


                         Projected             Projected             Projected              Projected              Projected
                            YE                    YE                    YE                     YE                     YE
YEAR                     12/30/01     %        12/30/02     %        12/30/03     %         12/30/04     %         12/30/05     %
----                     -----------------------------------------------------------------------------------------------------------
Occupancy                    85.0%                 85.0%                 85.0%                  85.0%                  85.0%
Average Daily Rate         $45.97                $47.35                $48.77                 $50.23                 $51.74
# Rooms Occupied           19,546                19,546                19,546                 19,546                 19,546
Room-Nights Available      22,995                22,995                22,995                 22,995                 22,995
                         -----------------------------------------------------------------------------------------------------------
ADR Growth Rate              3.00%                 3.00%                 3.00%                  3.00%                  3.00%
                         -----------------------------------------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                         -----------------------------------------------------------------------------------------------------------
  Rooms                   898,538    95.8%      925,494    95.8%      953,259    95.8%       981,857    95.8%     1,011,312    95.8%
  Telephone                11,818    45.0%       12,172    45.0%       12,538    45.0%        12,914    45.0%        13,301    45.0%
  Other Operating
    Revenues
                         -----------------------------------------------------------------------------------------------------------
TOTAL REVENUE             937,931   100.0%      966,069   100.0%      995,051   100.0%     1,024,903   100.0%     1,055,650   100.0%
                         -----------------------------------------------------------------------------------------------------------

DEPARTMENTAL EXPENSES
                         -----------------------------------------------------------------------------------------------------------
  Rooms                   179,708    20.0%      185,099    20.0%      190,652    20.0%       196,371    20.0%       202,262    20.0%
  Telephone                11,818    45.0%       12,172    45.0%       12,538    45.0%        12,914    45.0%        13,301    45.0%
                         -----------------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES      171,722    20.4%      197,271    20.4%      203,189    20.4%       209,285    20.4%       215,564    20.4%
                         -----------------------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                         -----------------------------------------------------------------------------------------------------------
  Rooms                   718,830    80.0%      740,395    80.0%      762,607    80.0%       785,485    80.0%       809,050    80.0%
  Telephone                14,444    55.0%       14,877    55.0%       15,324    55.0%        15,783    55.0%        16,257    55.0%
  Other Operating
    Revenues               13,131   100.0%       13,525   100.0%       13,931   100.0%        14,349   100.0%        14,779   100.0%
                         -----------------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME    746,406    79.6%      768,798    79.6%      791,862    79.6%       815,617    79.6%       840,086    79.6%
                         -----------------------------------------------------------------------------------------------------------

LESS GENERAL
  OPERATING EXPENSES
                         -----------------------------------------------------------------------------------------------------------
  Admin & General         140,690    15.0%      144,910    15.0%      149,258    15.0%       153,735    15.0%       158,347    15.0%
  Management Fees          30,952     3.3%       31,880     3.3%       32,837     3.3%        33,822     3.3%        34,836     3.3%
  Marketing                28,138     3.0%       28,982     3.0%       29,852     3.0%        30,747     3.0%        31,669     3.0%
  Property
    Operations/Maint.      35,641     3.8%       36,711     3.8%       37,812     3.8%        38,946     3.8%        40,115     3.8%
  Energy                   37,517     4.0%       38,643     4.0%       39,802     4.0%        40,996     4.0%        42,226     4.0%
                         -----------------------------------------------------------------------------------------------------------
TOTAL OPERATING
  EXPENSES                272,938    29.1%      281,126    29.1%      289,560    29.1%       298,247    29.1%       307,194    29.1%
                         -----------------------------------------------------------------------------------------------------------

                         -----------------------------------------------------------------------------------------------------------
HOUSE PROFIT              473,468    50.5%      487,672    50.5%      502,302    50.5%       517,371    50.5%       532,892    50.5%
                         -----------------------------------------------------------------------------------------------------------

LESS OTHER EXPENSES
                         -----------------------------------------------------------------------------------------------------------
  Property Taxes           13,058     1.4%       13,580     1.4%       14,124     1.4%        14,689     1.4%        15,276     1.4%
  Insurance                19,793     2.1%       20,585     2.1%       21,409     2.2%        22,265     2.2%        23,155     2.2%
  Leases                        0     0.0%            0     0.0%            0     0.0%             0     0.0%             0     0.0%
                         -----------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE        32,851     3.5%       34,166     3.5%       35,532     3.6%        36,953     3.6%        38,432     3.6%
                         -----------------------------------------------------------------------------------------------------------

                         -----------------------------------------------------------------------------------------------------------
NET OPERTING INCOME       440,616    47.0%      453,506    46.9%      466,770    46.9%       480,417    46.9%       494,460    46.8%
                         -----------------------------------------------------------------------------------------------------------

LESS CAPITAL EXPENSES
                         -----------------------------------------------------------------------------------------------------------
  Reserves for
    Replacement            28,138     3.0%       28,982     3.0%       29,852     3.0%        30,747     3.0%        31,669     3.0%
                         -----------------------------------------------------------------------------------------------------------

                         -----------------------------------------------------------------------------------------------------------
NET CASH FLOW             412,478    44.0%      424,524    43.9%      436,918    43.9%       449,670    43.9%       462,791    43.8%
                         -----------------------------------------------------------------------------------------------------------


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  51

DISCOUNTED CASH FLOW METHOD

The projected cash flow for the property is presented on the facing page. In order to complete the valuation of the property using the Discounted Cash Flow Approach, we present our analysis of an appropriate discount rate and capitalization rate, calculate the reversion value of the property at the end of the holding period, and present the conclusions of value.

REVERSION CAPITALIZATION RATE - Terminal capitalization rates are typically higher than "going-in" capitalization rates due to the risk associated with the passage of time and uncertainty into the future. The following table summarizes terminal capitalization rate ranges for limited service hotels as indicated by two investor surveys.

           ----------------------------------------------------------------------------
           ----------------------------------------------------------------------------
                          Summary Of Terminal Capitalization Rate Ranges
           ----------------------------------------------------------------------------
           ----------------------------------------------------------------------------
           Publication                    Publication Date    Low      High    Average
           -----------                    ----------------    ---      ----    -------
           CB Commercial Investor Survey    2nd Qtr 1994     10.00%   14.00%   12.00%

           Korpacz Investor Survey          2nd Qtr 1994     10.00%   16.00%   12.54%
           ----------------------------------------------------------------------------
           ----------------------------------------------------------------------------


After considering the future risks of operations in a property similar to the subject, such as the property's age and condition, we have concluded with a terminal capitalization rate of 12 percent. This rate will be used to capitalize the 11th year income estimate into a reversionary value for the subject property.

DISCOUNT RATE - Discount rates vary according to investor requirements, investor motivations, property characteristics, and market conditions. For this reason we reviewed various interest rates as follows:

             T-Notes - 10 year                                   8.20%
             Corporate Bonds - High Quality                      8.72%
             Corporate Bonds - Medium Quality                    9.12%
             Conventional Fixed Rate Mortgage                    9.32%
             Prime Rate                                          8.50%
             Source:  Wall Street Journal - December 1, 1994

While interest rates overall have decreased in the past few years, they are on the rise again as the Federal Reserve has raised interest rates several times in 1994. Interest rates generally move together, and therefore the required rate of return on investments increases with the returns available on alternative assets. The returns required on real estate investments are no exception to this, and the discount rates required by investors for hotels has gone up with the rise in other interest rates. Several national organizations periodically survey real estate investors for discount rate information on limited service hotels.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  52

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                           DISCOUNTED CASH FLOW METHOD
                            SUPER 8 MOTEL, MINER, MO.
                                DECEMBER 1, 1994


Discount Rate:                                     15.00%
Terminal Capitalization Rate:                      12.00%
Sales cost:                                         3.00%

                                              ------------------------------------------------------------------------------------
Fiscal Year (December 1 through November 30)    1995           1996           1997           1998           1999           2000
                                              ------------------------------------------------------------------------------------
Income                                          $359,709       $352,654       $367,640       $378,396       $349,464       $400,653
+ Reversion
Total                                           $359,709       $352,654       $367,640       $378,396       $349,464       $400,653
x Discount Factor                                 0.8696         0.7561         0.6575         0.5718         0.4972         0.4323
                                                  ------         ------         ------         ------         ------         ------
PV of Cash Flow & Reversion                     $312,790       $266,657       $241,719       $216,349       $193,632       $173,300
                                              -------------------------------------------------------------------------------------


                                              ------------------------------------------------------------------------------------
Fiscal Year (December 1 through November 30)        2001           2002           2003           2004           2005
                                              ------------------------------------------------------------------------------------
Income                                          $412,572       $424,630       $437,037       $449,803       $462,938
+ Reversion                                                                                 3,742,079
                                                                                            ---------
Total                                           $412,572       $424,630       $437,037     $4,191,882
x Discount Factor                                 0.3759         0.3269         0.2843         0.2472
                                                  ------         ------         ------         ------
PV of Cash Flow & Reversion                     $155,101       $138,842       $124,233     $1,036,169
                                              ------------------------------------------------------------------------------------


Total Present Value:                          $2,858,775

Rounded to:                                   $2,860,000

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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  53

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                        Summary Of Discount Rate Surveys

                                                          Discount Rates
--------------------------------------------------------------------------------
Publication                      Publication Date    Low       High     Average
-----------                      ----------------    ---       ----     -------
CB Commercial Investor Survey     2nd Qtr 1994      8.00%     17.00%     12.90%
Korpacz Investor Survey           2nd Qtr 1994     11.00%     20.00%     15.58%
PKF Investor Survey               4th Qtr 1993     12.00%     20.00%     16.50%
------------------------------------------------------------------------------
------------------------------------------------------------------------------


The subject's ADR and occupancy have steadily increased each year since 1991. However, with the addition of a new competitor (The Drury Inn) coming on line in March of 1995, the future occupancy levels and average daily rates for this property carry some risk with them. For these reasons, and the fact that required discount rates have increased recently with other interest rates, we have chosen a discount rate of 15 percent to use in our analysis.

REVERSION VALUE - The reversion value at the end of the 10th full year of the holding period is based on the 11th year cash flow capitalized using a terminal capitalization rate of 12 percent. We have deducted an amount equal to 3 percent of the total reversion value to represent the costs of sale upon the reversion.

The discounted cash flow calculation is presented on the facing page. As shown, the fee simple value indicated by the discounted cash flow method is $2,860,000.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 54

CONCLUSION OF THE INCOME CAPITALIZATION APPROACH

With anticipated changes in market conditions, buyers and sellers of this type of property consider the discounted cash flow technique, in addition to the direct capitalization method of valuation. In this case, the occupancy and average daily rate are projected to stabilize in fiscal year 1996, after the new Drury Inn has been on line, and the market has adjusted to the new supply of rooms. Most of the expenses associated with the Super 8 Motel have shown signs of consistency in relationship to revenue levels. Those expense items which varied considerably were accounted for and forecast in our projected cash flow. The cash flow takes into account expectations of changes in expense levels, income streams, appreciation and capital expenditures. The direct capitalization method supports the value indication derived by using a discounted cash flow technique. We estimated the final value via the income capitalization approach by placing emphasis on both income capitalization methods. We estimate the value by the income capitalization approach, as of December 1, 1994, at $2,930,000.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 55

                     RECONCILIATION AND FINAL VALUE ESTIMATE

The results of the three approaches to value are as follows:


          Cost Approach                                $2,930,000
          Sales Comparison Approach                    $2,550,000
          Income Capitalization Approach               $2,930,000
                    DIRECT CAPITALIZATION              $2,990,000
                    DISCOUNTED CASH FLOW               $2,860,000

The three approaches to value are utilized whenever possible in order to provide a check whereby all factors are considered in each approach. Inherent in each approach is an interpretation of market conditions as they affect the subject property. If only one approach is used, a factor may be overlooked or misinterpreted. The quality and the quantity of the data in each approach has been considered, along with the relevancy of each to the subject.

The cost approach relies on the proposition that the market value of the property is no more than the cost of producing a substitute with the same utility as the subject. Our estimate under the cost approach assumed fee simple interest. The approach is reasonably accurate in establishing replacement cost, but less so in establishing physical deterioration and functional and external obsolescence, especially for older buildings. The cost approach conclusion weighs heavily on the income approach conclusion since the intangible business value is based on the difference between the cost approach not including this component and the income capitalization approach. The resulting intangible business value was compared to the HVS Industry Standard Survey. The cost approach was used as a check to the reasonableness of the income capitalization approach.

The sales comparison approach reflects the behavior of buyers and sellers transferring property. Buyers and sellers of hotels compare properties that have sold and those that are offered for sale in the marketplace so they pay no more than the least amount that a prudent seller would accept. This approach relies heavily on the availability of sale data and the willingness of buyers and/or sellers to reveal details of the transactions. Data on limited service hotel sales which had occurred recently and were within the geographic region of the Miner Super 8 were difficult to find. In addition, buyers and/or sellers were not willing to divulge all of the pertinent facts relating to the sales we did find. The sales we analyzed were a couple of years old, and needed adjustments to bring them up to the date of the appraisal. Therefore, little to no consideration was given to this approach.


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 56

The income capitalization approach is generally regarded as the most reliable technique for estimating the value of an income producing property. This approach primarily emphasizes the economic productivity of the asset. It is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the valuation date. In addition, we estimated the stabilized years income and capitalized it into an indication of value based upon a capitalization rate supported by industry surveys of investors in this type of property. In this case we have considered both the direct capitalization method, and the discounted cash flow method to valuation, as both methods provided a close range of value estimates.

Based on the three approaches to value, with primary consideration given to the income capitalization approach, we estimate that the market value of the real property, as of December 1, 1994, was:

                TWO MILLION NINE HUNDRED THIRTY THOUSAND DOLLARS
                                   $2,930,000


The allocation for real property, personal property and business value is as follows:

          Real Property:                               $1,252,000
          Personal Property:                              268,000
          Business Value:                               1,410,000
                                                       ----------
          Total:                                       $2,930,000


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 57

                                     ADDENDA

                                     _Definitions
                                     _Legal Description
                                     _Land Sales
                                     _Site Plan
                                     _Improved Sales
                                     _Property Photographs









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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 58

DEFINITIONS

(Except as noted, all definitions are as cited in THE APPRAISAL OF REAL ESTATE, Tenth Edition, Chicago: Appraisal Institute, 1992.)

HIGHEST AND BEST USE:                The reasonably probable and legal use of
                                     vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and results in the highest value.

MARKET VALUE:                        The most probable price, as of a specified
                                     date, in cash, or in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self-interest, and assuming that neither is under undue duress.

USE VALUE:                           The value a specific property has for a
                                     specific use. Use value focuses on the
                                     value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale.

GOING-CONCERN VALUE:                 The value of a proven property operation.
                                     It includes the incremental value
                                     associated with the business concern, which is distinct from the value of the real estate only.

REPLACEMENT COST NEW:                The estimated cost to construct, at current
                                     prices as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

REPRODUCTION COST NEW:               The estimated cost to construct, at current
                                     prices as of the effective appraisal date, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship, and embodying all the deficiencies, superadequacies, and obsolescence of the subject building.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 59

ACCRUED DEPRECIATION:                The difference between the reproduction or
                                     replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date.

PHYSICAL DETERIORATION:              A reduction in utility resulting from an
                                     impairment of physical condition.

FUNCTIONAL OBSOLESCENCE:             An impairment of the functional capacity of
                                     a property or building according to market tastes and standards.

EXTERNAL OBSOLESCENCE:               The diminished utility of a structure due
                                     to negative influences emanating from
                                     outside the building.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 60

                              LEGAL DESCRIPTION

The following is the legal description of the property:

PARCEL NO. 1:   A tract or parcel of land lying and being in the Southwest
Quarter of the Southwest Quarter of Section 15, and the Northwest Quarter of the Northwest Quarter of Section 22, Township 26 North, Range 14 East, in Miner, Scott County, Missouri, and being more fully described by metes and bounds as follows: Commencing at the common corner of Sections 15, 16, 21, and 22, of Township 26 North, Range 14 East; thence South 88 degrees 56 minutes East on and along the North line of Section 22 a distance of 613.74 feet to the point of beginning; thence North 82 degrees 22 minutes East a distance of 62 feet to a point; thence South 25 degrees 31 minutes 30 seconds East a distance of 128 feet to a point; thence South 27 degrees 16 minutes 30 seconds East a distance of
78.53 feet to a point; thence South 33 degrees 37 minutes East a distance of
277.94 feet to a point; thence South 82 degrees 22 minutes West a distance of
399.35 feet to a point set in the East right-of-way line of Matthews Lane; thence North 7 degrees 38 minutes West on and along the East right-of-way line of Matthews Lane a distance of 145.5 feet to a point; thence North 82 degrees 22 minutes East a distance of 150 feet to a point; thence North 7 degrees 38 minutes West a distance of 300 feet to the point of beginning. Subject to all rights-of-way and easements affecting the same.

PARCEL NO. 2:   Together with an easement and right-of-way for ingress/egress and parking over, under, and across the following described real estate, to-wit:
A tract or parcel of land lying in and being a part of the Southwest Quarter of the Southwest Quarter of Section 15, and the Northwest Quarter of the Northwest Quarter of Section 22, all in Township 26 North, Range 14 East, Scott County, Missouri, and being more fully described by metes and bounds as follows:
Commencing at the common corner of Sections 15, 16, 21, and 22, Township 26 North, Range 14 East; thence South 88 degrees 56 minutes East on and along the section line between Sections 15 and 22 a distance of 462.00 feet to the point of beginning; thence North 7 degrees 38 minutes West a distance of 26.00 feet to a point set in the South right-of-way line of U.S. Highway 62; thence on and along the South right-of-way line of U.S. Highway 62 and West right-of-way line of Interstate 55 with the following courses and distances: North 71 degrees 57 minutes 51 seconds East, 188.00 feet; South 66 degrees 45 minutes 31 seconds East, 116.00 feet; South 18 degrees 4 minutes 34 seconds East, 131.71 feet; south 27 degrees 22 minutes 46 seconds East, 73.30 feet and South 33 degrees 37 minutes East, 301.56 feet to a point; thence North 33 degrees 37 minutes West a distance of 277.94 feet to a point, thence North 27 degrees 16 minutes 30 seconds West a distance of 78.53 feet to a point; thence North 25 degrees 31 minutes 30 seconds West a distance of 128.00 feet to a point; thence South 82 degrees 22 minutes West a distance of 212 feet to a point set in the East right-of-way line of Matthews Lane; thence North 7 degrees 38 minutes West on and along said east right-of-way line of Matthews Lane a distance of 22.95 feet to the point of beginning.

[LOGO}                                                    Miner Legal Desciption

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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 61

LAND SALE  1



IDENTIFICATION


Address:                             1701 East Malone
City, County, State:                 Miner, Scott, Missouri

TRANSACTION DATA

Grantor:                             Ziegenhorn Insurance Agency
Grantee:                             Paul J. Dorman, Jr.
Deed:                                Book 453, Page 133
Date of Sale:                        December, 1992
Sale Price:                          $175,000
Price / Square Foot:                 $1.83
Financing:                           Cash to Seller

PHYSICAL DATA

Land Area:                           95,832 square feet
Utilities:                           All available
Zoning:                              Commercial


CONFIRMATION:                        Bill Dockins - Local Appraiser

REMARKS: The sale was located at the intersection of Missouri and East Malone. It was previously improved with a motel which was demolished. Currently it is improved with a Wendy's hamburger restaurant.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 62

LAND SALE  2



IDENTIFICATION


Address:                             South Main Street
City, County, State:                 Miner, Scott, Missouri

TRANSACTION DATA

Grantor:                             Scott Matthews
Grantee:                             Dennis J. Eskie
Deed:                                Book 469, Page 63
Date of Sale:                        September, 1992
Sale Price:                          $666,710
Price / Square Foot:                 $1.66
Financing:                           Cash to Seller

PHYSICAL DATA

Land Area:                           402,494 square feet
Utilities:                           All available
Zoning:                              Commercial


CONFIRMATION:                        Bill Dockins - Local Appraiser

REMARKS: The sale was located along the east side of South Main Street. It is now improved with a K-Mart Store.



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 63

LAND SALE  3



IDENTIFICATION


Address:                             Intersection of Main Street and East Malone
City, County, State:                 Miner, Scott, Missouri

TRANSACTION DATA

Grantor:                             Arthur B. Ziegenhorn
Grantee:                             Martin & Bayley, Inc.
Deed:                                Book 441, Page 633
Date of Sale:                        October, 1991
Sale Price:                          $225,000
Price / Square Foot:                 $5.13
Financing:                           Cash to Seller

PHYSICAL DATA

Land Area:                           43,820 square feet
Utilities:                           All available
Zoning:                              Commercial


CONFIRMATION:                        Bill Dockins - Local Appraiser

REMARKS: The sale was located at the intersection of Main Street and Malone Avenue. It is currently improved with a Huck's Convenience Store


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 64

[GRAPH: Miner floor plan, showing the first floor]


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 65

IMPROVED SALE  1--COMFORT INN



Property Address:                    2889 Austin Peay
                                     Memphis, TN


TRANSACTION DATA
Date of Sale:                        March 1992
Grantor:                             Sunburst Bank
Grantee:                             Rick Patel
Property Rights Transferred:         Fee Simple
Sale Price:                          $2,440,000
Cash Equivalent Sales Price:         $2,330,000
Sales Price/Room:                    $32,286

Personal Property Included
in Sales Price:                      Yes
Financing/Terms of Sale:             Seller provided a loan in the amount of
                                     $1,850,000 at 9% amortized over 15 years

PHYSICAL FEATURES:
Year Completed:                      1988
Number of Units:                     70
Property Description:                Masonry construction, average condition
                                     consisting of singles, doubles, and suites

CONFIRMATION                         Confirmed with the seller


REMARKS At the time of the sale the property was 69 percent occupied, and sold at an OAR of 9.9%


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 66

IMPROVED SALE  2--THRIFTY INN



Property Address:                    Macon Road at I-40
                                     Memphis, TN


TRANSACTION DATA
Date of Sale:                        January 1992
Grantor:                             St. Louis Investment Properties, Inc.
Grantee:                             Hotel Enterprises Limited Partnership, #1
Property Rights Transferred:         Fee Simple
Sale Price:                          $2,025,000
Cash Equivalent Sales Price:         $1,925,000
Sales Price/Room:                    $18,160

Personal Property Included
in Sales Price:                      Yes
Financing/Terms of Sale:             Seller holds a non-recourse loan of
                                     $1,725,000 at 9% on a 25 year amortization schedule with a 5 year call

PHYSICAL FEATURES:
Year Completed:                      1989
Number of Units:                     106
Property Description:                Frame and pre-fabricated consisting of
                                     singles, doubles, and studio types

CONFIRMATION                         Seller

REMARKS                              Hotel had an 81% occupancy at time of sale.
                                     The reported capitalization rate was 17.6 percent.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 67

IMPROVED SALE  3--MOTEL 6



Property Address:                    1860 Intertech Drive
                                     Fenton, MO


TRANSACTION DATA
Date of Sale:                        September 1990
Grantor:                             Mellon Bank
Grantee:                             Motel 6 Operating L.P.
Property Rights Transferred:         Fee Simple
Sale Price:                          $2,200,000
Cash Equivalent Sales Price:         $2,200,000
Sales Price/Room:                    $19,820

Personal Property Included
in Sales Price:                      Yes
Financing/Terms of Sale:             At market


PHYSICAL FEATURES:
Year Completed:                      1985
Number of Units:                     111
Property Description:                1 story with brick and concrete exterior,
                                     painted drywall interior

CONFIRMATION                         Buyer

REMARKS                              Amenities include an outdoor pool.  The
                                     reported OAR was 16.5%


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 68

PROPERTY PHOTOGRAPHS








4 x 6 table photo box
Column Width 6.2
Row Height  25 lines  THE MAIN ENTRANCE







4 x 6 table photo box
Column Width 6.2
Row Height  25 lines TYPICAL GUEST ROOM
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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 69